EXHIBIT 10.115


                               FINANCING AGREEMENT


                  FINANCING AGREEMENT, dated as of February 26, 1999, by and among Aris Industries, Inc., a New York corporation (the "Company"), Europe Craft Imports, Inc., a New Jersey corporation ("ECI"), ECI Sportswear, Inc., a New York corporation ("Sportswear"), Stetson Clothing Company, Inc., a Delaware corporation ("Stetson" and, together with ECI and Sportswear, each a "Borrower" and collectively, the "Borrowers"), the financial institutions from time to time party hereto (each a "Lender" and collectively, the "Lenders") and The CIT Group/Commercial Services, Inc., as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

                  The Company and the Borrowers have asked the Lenders to extend credit to the Borrowers consisting of a revolving credit facility to the Borrowers in an aggregate principal amount not in excess of $65,000,000 at any time outstanding, a portion of which may be utilized for letters of credit. The proceeds of the loans under the revolving credit facility shall be used to refinance existing indebtedness of the Borrowers and for general working capital purposes of the Borrowers. The letters of credit will be used to finance the purchase by the Borrowers of inventory in the ordinary course of the Borrowers' businesses or for other general working capital purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth. Accordingly, the Company, the Borrowers, the Lenders, the Administrative Agent and the Agent hereby agree as follows:

                                    ARTICLE I

                           DEFINITIONS; CERTAIN TERMS

          SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

                  "Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

                  "Accounts Receivable" means any and all rights of a Borrower to payment for goods sold or services rendered, including accounts, contract rights, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.

                  "Action" has the meaning specified therefor in Section 12.14.

                  "Adjusted Consolidated Net Income (Loss)" means for any Person and its Consolidated Subsidiaries, for any period, the Consolidated Net Income (or Loss) of such Person and its Consolidated Subsidiaries for such period, plus
(i) prior to March 31, 2000, the sum of (A) extraordinary, unusual or non-recurring non-cash losses or expenses (provided that, in the case of this subclause (A), such extraordinary, unusual or non-recurring losses or expenses do not at any time result in a cash outlay by such Person) and (B) extraordinary, unusual or non-recurring cash losses or expenses resulting from
(1) severance payments to employees in an aggregate amount not to exceed $5,500,000, (2) amounts paid in connection with leases for excess real property of the Loan Parties in an aggregate amount not to exceed $1,500,000, and (3) costs and expenses paid by the Loan Parties in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents and by Section 5.01(h) of this Agreement in an aggregate amount not to exceed $2,000,000, (ii) on and after March 31, 2000, the sum of (A) extraordinary, unusual or non-recurring non-cash losses or expenses (provided that, in the case of this subclause (ii)(A), such extraordinary, unusual or non-recurring losses or expenses do not at any time result in a cash outlay by such Person) and (B) extraordinary, unusual or non-recurring cash losses or expenses incurred by Loan Parties in connection with the early retirement of Indebtedness, and (iii) prior to December 31, 1999, start-up costs and expenses incurred in connection with the Stetson business in an aggregate amount not in excess of $6,000,000.

                  "Administrative Borrower" means ECI or any Borrower hereafter designated as such by the Borrowers in a written notice to the Agent.

                  "Affiliate" means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or other Persons performing a similar function) of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "Agent" has the meaning specified therefor in the preamble hereto.

                  "Agent Advances" has the meaning specified therefor in Section 9.08.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee and accepted by the Agent, in accordance with Section 12.09 hereof and substantially in the form of Exhibit H hereto.

                  "Assignment of Factoring Proceeds Agreement" means the Intercreditor Agreement and Assignment of Factoring Proceeds dated the date hereof among the Factor, the Agent, ECI and Sportswear, as the same may be amended or otherwise modified from time to time.

                  "Availability" shall mean, at any time, the difference between
(i) the lesser of (A) the Borrowing Base Before Overadvance Amount and (B) the Total Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Credit Loans and (B) all Letter of Credit Obligations.

                  "Bank" shall mean The Chase Manhattan Bank, its successors or any other bank designated by the Agent to the Company from time to time.

                  "Base Rate" means, for any day, the Prime Rate for such day.

                  "Base Rate Loan" means a Loan bearing interest at the Base
Rate.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States.

                  "BONY" means The Bank of New York.

                  "BONY Indebtedness" means the indebtedness of the Company to BONY arising pursuant to the BONY Loan Documents.

                  "BONY Loan Documents" means (i) the Series A Junior Secured Note Agreement dated as of June 30, 1993, between the Company and BONY, (ii) the Series A Junior Secured Note dated as of June 30, 1993, made by the Company in favor of BONY, and (iii) the Secondary Pledge Agreement dated as of June 30, 1993, between the Company and BONY, each as amended prior to the date hereof.

                  "Borrower" and "Borrowers" each has the meaning specified therefor in the preamble hereto.

                  "Borrowing Base" means, as of any date, the sum of (i) the Borrowing Base Before Overadvance Amount and (ii) the Overadvance Amount.

                  "Borrowing Base Before Overadvance Amount" means, as of any date, the difference between (i) the sum of (A) 90% of the Net Amount of Eligible Accounts Receivable and (B) the lesser of (x) 60% of the value, determined at the lower of cost or market value in accordance with GAAP, of Eligible Inventory and (y) the Inventory Amount and (ii) such reserves as the Agent may deem appropriate in the exercise of its reasonable business judgment based upon the lending practices of the Agent, consistent with the practices customary in the commercial finance industry generally, provided, that, in the absence of a continuing Event of Default, no such reserve will be effective until 60 days after the Agent shall have provided notice to the Administrative Borrower of its election to implement such reserve.

                  "Borrowing Base Certificate" means the certification of the Borrowing Base in compliance with Section 7.01(a)(v) hereof, substantially in the form of Exhibit J hereto, setting forth the calculation of the Borrowing Base and Availability.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to close, provided, that with respect to the borrowing, payment, conversion to or continuation of, or determination of interest rate on, Eurodollar Loans, Business Day shall mean any Business Day on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

                  "Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful), (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by the Lenders, Affiliates of the Lenders or the L/C Issuer or the manner in which the Lenders, Affiliates of the Lenders or the L/C Issuer allocate capital to any of their contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

                  "Capital Stock" means any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

                  "Capitalized Lease" means any lease which is required under GAAP to be capitalized on the balance sheet of the lessee.

                  "Capitalized Lease Obligations" means obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with such principles.

                  "Change of Control" means (i) prior to a public equity offering by the Company after the Effective Date, (A) Arnold Simon shall cease to be the sole managing member of The Simon Group, LLC with direct control and full and unrestricted power to vote all of the Capital Stock of the Company owned by The Simon Group, LLC, or (B) The Simon Group, LLC shall cease to directly control and have full and unrestricted power to vote at least 51% of the then outstanding Capital Stock of the Company free and clear of all Liens,
(ii) after a public equity offering by the Company after the Effective Date, (A) Arnold Simon shall cease to be the sole managing member of The Simon Group, LLC with direct control and full and unrestricted power to vote all of the Capital Stock of the Company owned by The Simon Group, LLP or (B) a majority of the board of directors of the Company shall not be Persons nominated for election to the board of directors of the Company by The Simon Group, LLC or by Arnold Simon in his capacity as the sole managing member of The Simon Group, LLC, (iii) the Company shall cease to directly own and control, of record and beneficially, 100% of the then outstanding Capital Stock of ECI free and clear of all Liens, except the Lien in favor of BONY pursuant to the BONY Loan Documents, (iv) ECI shall cease to directly own and control, of record and beneficially, 100% of the then outstanding Capital Stock of Sportswear and Stetson free and clear of all Liens, except the Lien in favor of the Agent for the benefit of the Lenders, or
(v) Arnold Simon shall cease to be involved in the day-to-day operations and management of the businesses of the Company and the Borrowers and a successor, reasonably acceptable to the Agent, is not appointed, on terms reasonably acceptable to the Required Lenders, within three months of such cessation of involvement.

                  "Chase Termination Agreement" means the termination agreement, in form and substance satisfactory to the Agent, among The Chase Manhattan Bank, the Company, ECI and Sportswear.

                  "CIT" means The CIT Group/Commercial Services, Inc., a New York corporation.

                  "Collateral" means all of the property (tangible and intangible) purported to be subject to the Lien purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Person as security for all or any part of the Obligations.

                  "Commitment" means, with respect to each Lender, such Lender's Revolving Credit Commitment.

                  "Company" has the meaning specified therefor in the preamble hereto.

                  "Consolidated EBITDA" means for any Person and its Consolidated Subsidiaries, for any period, the Consolidated Net Income (or Net
Loss) of such Person and its Consolidated Subsidiaries for such period, plus (i) the sum, without duplication, of (A) gross interest expense for such period minus gross interest income for such period, (B) income tax expense, (C) depreciation expense, (D) amortization expense net of negative goodwill amortization, and (E) (x) prior to March 31, 2000 the sum of (1) extraordinary, unusual or non-recurring non-cash losses or expenses (provided that, in the case of this subclause (E)(x)(1), such extraordinary, unusual or non-recurring losses or expenses do not at any time result in a cash outlay by such Person) and (2) extraordinary, unusual or non-recurring cash losses or expenses resulting from
(AA) severance payments to employees in an aggregate amount not to exceed $5,500,000, (BB) amounts paid in connection with leases for excess real property of the Loan Parties in an aggregate amount not to exceed $1,500,000, and (CC) costs and expenses paid by the Loan Parties in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents and by Section 5.01(h) of this Agreement in an aggregate amount not to exceed $2,000,000, and (y) on and after March 31, 2000, the sum of (1) extraordinary, unusual or non-recurring non-cash losses or expenses (provided that, in the case of this subclause (E)(y)(1), such extraordinary, unusual or non-recurring losses or expenses do not at any time result in a cash outlay by such Person) and (2) extraordinary, unusual or nonrecurring cash losses or expenses incurred by the Loan Parties in connection with the early retirement of Indebtedness, and (z) prior to December 31, 1999, start-up costs and expenses incurred in connection with the Stetson business in an aggregate amount not in excess of $6,000,000, less (ii) extraordinary, unusual or non-recurring gains, each determined on a consolidated basis in accordance with GAAP for such Person and its Consolidated Subsidiaries.

                  "Consolidated Net Income (Loss)" means for any Person and its Consolidated Subsidiaries, for any period, the net income (or loss) of such Person and its Consolidated

Subsidiaries after income taxes for such period, but excluding any extraordinary gains, all computed and consolidated in accordance with GAAP applied on a consistent basis.

                  "Consolidated Net Worth" means, at any date, with respect to any Person and its Consolidated Subsidiaries, the excess of the Consolidated Total Assets of such Person and its Consolidated Subsidiaries at such date over the Consolidated Total Liabilities of such Person and its Consolidated Subsidiaries at such date.

                  "Consolidated Subsidiary" of a Person at any time shall mean those Subsidiaries of such Person whose accounts are or should in accordance with GAAP be consolidated with those of such Person.

                  "Consolidated Total Assets" means, at any date, with respect to any Person and its Consolidated Subsidiaries, the total assets of such Person and its Consolidated Subsidiaries determined in conformity with GAAP.

                  "Consolidated Total Liabilities" means, for a Person and its Consolidated Subsidiaries, at any date, without duplication, all obligations which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person and its Consolidated Subsidiaries including, without limitation, in any event, all Indebtedness of such Person and its Consolidated Subsidiaries at such date whether or not the same would be shown.

                  "Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                  "Dollar", "Dollars" and the symbol "$" means lawful money of the United States of America.

                  "Early Termination Fee" means a fee equal to (i) the sum of
(A) the average daily unpaid principal amount of the Loans and (B) the average daily Letter of Credit Obligations, in each case during the term of the Total Commitment, multiplied by (ii) (x) 2.5%, if the Total Commitment is terminated on or before February 25, 2000 and (y) 1.5%, if the Total Commitment is terminated after February 25, 2000 and before February 26, 2001.

                  "ECI" has the meaning specified in the preamble hereto.

                  "Effective Date" has the meaning specified therefor in Article V hereof.

                  "Eligible Accounts Receivable" means, with respect to any Borrower, the Accounts Receivable of such Borrower which are and at all times continue to be, reasonably acceptable to the Agent in all respects. Criteria for eligibility may be established and revised from time to time solely by the Agent in its exclusive judgment exercised reasonably. Notwithstanding the foregoing, Accounts Receivable of a Borrower shall be deemed to be eligible if such Accounts Receivable are generated in the ordinary course of business of such Borrower and are purchased and credit approved and continue to be credit approved, in each case by the Factor under the relevant Factoring Agreement or by an Existing Factor under its factoring agreement with a Borrower and are and continue to be subject to the Assignment of Factoring Proceeds Agreement or an Existing Factor Assignment Agreement. In addition, Accounts Receivable that are not purchased and credit approved (including as a result of withdrawal of credit approval) under the relevant Factoring Agreement or a factoring agreement between an Existing Factor and a Borrower may, in the sole and absolute discretion of the Agent exercised reasonably, be deemed to be eligible if: (i) delivery of the merchandise has been completed; (ii) no return, rejection or repossession has occurred; (iii) the merchandise has been accepted by the Account Debtor without dispute, set-off, defense or counterclaim; (iv) such Account Receivable is (A) owned by a Borrower free and clear of any Lien, other than in favor of the Agent or (B) if purchased by the Factor under the relevant Factoring Agreement or by an Existing Factor under its factoring agreement with a Borrower, is subject to the Assignment of Factoring Proceeds Agreement, an Existing Factor Assignment Agreement or another assignment and intercreditor agreement satisfying the conditions of Section 7.02(o) hereof, and in each such case otherwise continues to be in full conformity with any and all representations and warranties made by such Borrower to the Agent and the Lenders with respect thereto in the Loan Documents; (v) such Account Receivable is unconditionally payable in Dollars within 90 days from the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or document; (vi) no more than 60 days have elapsed from the invoice due date and no more than 90 days have elapsed from the invoice date; (vii) the Account Debtor with respect thereto is not an Affiliate of any Borrower or any Guarantor; (viii) such Account Receivable does not constitute an obligation of the United States or any other Governmental Authority other than a post exchange or any other Governmental Authority with respect to which the Borrowers have provided to the Agent evidence, reasonably satisfactory to Agent, that the Accounts Receivable of such Governmental Authority are not subject to the Federal Assignment of Claims Act or any state counterpart to the Federal Assignment of Claims Act; (ix) the Account Debtor (or the applicable office of the Account Debtor) with respect thereto is located in the continental United States, unless the Account Receivable is supported by a letter of credit or other similar obligation satisfactory to the Agent; (x) the Account Debtor with respect thereto is not also a supplier to or creditor of a Borrower or Guarantor, unless such supplier or creditor has executed a no-offset letter satisfactory to the Agent; (xi) not more than 50% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have remained unpaid 60 days past the invoice due date or 90 days past the invoice date; (xii) the Account Debtor is not the subject of a "Bankruptcy Proceeding"; for purposes hereof an Account Debtor is subject to a "Bankruptcy Proceeding" if such Account Debtor has filed a petition for bankruptcy or any other relief under the United States Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the United States Bankruptcy Code or any such other law, has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs; and (xiii) the Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended.

                  "Eligible Inventory" means, with respect to any Borrower, all finished goods Inventory of such Borrower which meets all of the following specifications: (i) the Inventory is owned by such Borrower free and clear of any existing Lien, other than that of the Agent and the Lenders under the Loan Documents, it is not held on consignment or any other similar arrangement (other than consignment sales of Inventory to a Subsidiary Retailer, provided that such Subsidiary Retailer has executed a consignment letter in form and substance satisfactory to the Agent) and may be lawfully sold and it continues to be in full conformity with any representations and warranties made in this Agreement by such Borrower to the Agent and the Lenders with respect thereto; (ii) such Borrower has the right to assignment thereof and the power to grant Liens thereon and security interests therein; (iii) the Inventory arose or was acquired in the ordinary course of the business of such Borrower and does not represent damaged goods; (iv) no Account Receivable or, except as permitted by clause (vi)(B) below, document of title has been created or issued with respect to such Inventory; (v) the Inventory is readily marketable for sale by such Borrower; (vi) the Inventory is (A) located in one of the locations in one of the United States listed on Part A of Schedule 6.01(e) hereto or such other locations in the continental United States as the Agent shall approve in writing from time to time or (B) "in transit", provided, that such "in-transit" Inventory is or will be finished goods Inventory that is or will be shipped as finished goods under a Letter of Credit issued by the L/C Issuer pursuant to this Agreement to a location in the United States described in clause (vi)(A) above or (C) "intransit" finished goods Inventory being shipped to a location in the United States described in clause (vi)(A) above, provided that the aggregate value of the "in-transit" Inventory included in this clause (vi)(C) shall not at any time exceed $3,000,000; (vii) the Inventory does not represent raw materials, trim, work in process, supplies or samples; (viii) after May 26, 1999, if the Inventory is sold under a licensed trademark (A) the Agent shall have entered into a licensor waiver letter, in form and substance satisfactory to the Agent, with the licensor with respect to the rights of the Agent to use the trademark to sell or otherwise dispose of such Inventory or (B) the Agent shall otherwise be satisfied, in its sole discretion exercised reasonably, that the Agent has the right to sell or dispose of such Inventory after an Event of Default; and (ix) the Inventory is not otherwise regarded by the Agent, in its sole and absolute discretion exercised reasonably, as unsuitable Collateral for the Obligations, and is and at all times shall continue to be reasonably acceptable to the Agent in all respects, provided, that, in the absence of a continuing Event of Default, the Agent shall provide written notice to the Administrative Borrower 60 days prior to the Agent causing any change in the Borrowing Base as a result of any determination by the Agent pursuant to this clause (ix) that any Eligible Inventory no longer qualifies as Eligible Inventory. Notwithstanding the above, the Inventory set forth on Schedule 1.01(D) hereto shall not be Eligible Inventory unless such Inventory is supported by valid purchase orders.

                  "Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of a Borrower or any of their ERISA Affiliates.

                  "Environmental Actions" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any predecessor in interest; or
(ii) from or onto any adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by any Loan Party or any predecessor in interest.

                  "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as such laws may be amended or supplemented from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

                  "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

                  "Eurodollar Base Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate of interest published in The Wall Street Journal, Eastern Edition, two Business Days prior to such Interest Period as the "London Interbank Offered Rate" applicable to one, two, three or six months, as selected by a Borrower. In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Eurodollar Base Rate shall be the rate determined by the Agent to be the rate at which deposits in Dollars are offered by the Bank to first class banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its eurodollar loans are then being conducted at approximately 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

                  "Eurodollar Loan" means a Loan bearing interest based on the Eurodollar Rate.

                  "Eurodollar Rate" means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100 of 1%):

                  Eurodollar Base Rate 1.00 - Reserve Requirements

                  "Event of Default" means any of the events set forth in
Section 10.01 hereof.

                  "Excess Insurance Proceeds" has the meaning specified therefor in Section 2.07(g).

                  "Existing Factors" means Century Business Credit Corporation, Milberg Factors Inc. and NationsBanc Commercial Corporation.

                  "Existing Factor Assignment Agreements" means each intercreditor agreement and assignment of factoring proceeds, in form and substance satisfactory to the Agent, by and among an Existing Factor, ECI or Sportswear and the Agent.

                  "Existing Letters of Credit" has the meaning assigned to such term in Section 3.03(c) hereof.

                  "Factor" means CIT, or such other factor designated by the Borrowers and approved in writing by the Required Lenders pursuant to Section 7.02(o) of this Agreement.

                  "Factoring Agreements" means (i) (A) the Factoring Agreement dated the date hereof between the Factor and ECI, (B) the Factoring Agreement dated the date hereof between the Factor and Sportswear and (C) any Factoring Agreement entered into between the Factor and Stetson or (ii) such other factoring agreements as are entered into by the Borrowers pursuant to the terms of Section 7.02(o) of this Agreement.

                  "Factor Termination Agreements" means the termination agreements, in form and substance satisfactory to the Agent, between each of the Existing Factors, the Factor and ECI and/or Sportswear.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period of the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fee Letter" means the letter agreement, dated as of the date hereof, among the Company, the Borrowers and the Agent obligating the Borrowers to jointly and severally pay certain fees to the Agent for its account in connection with this Agreement, as such letter agreement may be modified, supplemented or amended from time to time.

                  "Final Maturity Date" means the date this Agreement is terminated pursuant to Section 12.01 hereof.

                  "Financial Statements" means the unaudited consolidated financial statements of the Company and its Consolidated Subsidiaries for the twelve months ending December 31, 1998.

                  "Fiscal Month" means the fiscal months of the Company and its Consolidated Subsidiaries as set forth on Part B of Schedule 1.01B hereto.

                  "Fiscal Quarter" means the fiscal quarters of the Company and its Consolidated Subsidiaries as set forth on Part C of Schedule 1.01B hereto.

                  "Fiscal Year" means the fiscal year of the Company and its Consolidated Subsidiaries as set forth on Part A of Schedule 1.01B hereto.

                  "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purposes of Section 7.02(p) and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranties" means (i) the guaranty made by the Company contained in Article XI hereof and (ii) each guaranty, substantially in the form of Exhibits B-1 and B-2 hereto, made by a Guarantor (other than the Company) in favor of the Agent and the Lenders guaranteeing the Obligations, as the same may be amended, modified or supplemented from time to time.

                  "Guarantors" means the Company, ECI, Stetson, Sportswear, each Subsidiary Retailer and all Persons which hereafter guarantee, pursuant to
Section 7.01(b) hereof or otherwise, all or any part of the Obligations.

                  "Hazardous Materials" shall include (i) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (ii) petroleum and its refined products; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (v) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

                  "Hedging Agreement" means any interest rate swap, collar, cap, floor or a forward rate agreement with a Lender or with another financial institution acceptable to the Required Lenders or other agreement with a Lender or with another financial institution acceptable to the Required Lenders regarding the hedging of interest rate or currency risk exposure executed in connection with hedging the interest rate or currency exposure of the Borrowers, and any confirming letter executed pursuant to such agreement, all as amended or supplemented from time to time.

                  "Inactive Subsidiaries" means each of the following Subsidiaries of the Company: Above the Belt, Inc., Davco Accessories, Inc., ECI Jeffersonville, Inc., Marcade Management Corp., Sport-U-Pex International, Inc., The Marcade Group Realty Corp., Unishops of Clarkin's, Inc., and Young Men's Sportswear, Inc.

                  "Indebtedness" means as to any Person, without duplication,
(i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices);
(iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property; (vii) Capitalized Lease Obligations; (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person, and (ix) net liabilities of such Person under: (A) Hedging Agreements and (B) foreign currency exchange agreements, each calculated on a basis reasonably satisfactory to the Agent and in accordance with accepted practice.

                  "Indemnitees" has the meaning specified therefor in Section 12.17.

                  "Interest Period" means with respect to any Eurodollar Loan, the period commencing on the borrowing date or the date of any continuation of or conversion into such Eurodollar Loan, as the case may be, and ending one, two, three or six months thereafter, in each case as selected by the Administrative Borrower in the applicable notice given to the Agent pursuant to Sections 2.03 or 2.11 hereof; provided that (i) each Interest Period shall begin on the first Business Day of a month, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iii) no Interest Period for any Eurodollar Loan shall end after the Final Maturity Date, and (iv) no more than three (3) Interest Periods in the aggregate for the Borrowers may exist at any one time.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Inventory" means all goods and merchandise of a Borrower including, but not limited to, all raw materials, work in process, piece goods, trim, finished goods, materials and supplies of every nature used or usable in connection with the manufacture, shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired and all such property the sale or other disposition of which would give rise to Accounts Receivable.

                  "Inventory Amount" means $35,000,000.

                  "L/C Issuer" means the Bank or such other bank as the Agent may select in its sole and absolute discretion.

                  "L/C Subfacility" means that portion of the Total Commitment equal to $35,000,000, or such other amount as shall be agreed to in writing by the Agent, the Lenders and the Borrowers.

                  "Lender" has the meaning specified therefor in the preamble hereto.

                  "Letter of Credit" has the meaning specified therefor in
Section 3.01(a) hereof.

                  "Letter of Credit Guaranty" means one or more guaranties by CIT in favor of the L/C Issuer guaranteeing the Borrowers' obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letters of Credit.

                  "Letter of Credit Application" has the meaning specified therefor in Section 3.01(a) hereof.

                  "Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus
(ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which CIT may be liable to the L/C Issuer pursuant to the Letter of Credit Guaranty in connection with any steamship guaranty, airway release, indemnity or delivery order issued by the L/C Issuer at the request of or for the benefit of a Borrower, in each case as calculated by the L/C Issuer.

                  "License Agreements" means the trademark license agreements set forth on Schedule 1.01C hereto to which a Borrower is a party, as licensee.

                  "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                  "Loan" means any Revolving Credit Loan made by a Lender or the Agent to a Borrower pursuant to Article II hereof.

                  "Loan Account" means one or more accounts maintained at the Payment Office of the Agent in the joint name of the Borrowers in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers or such other accounts as the Agent shall designate from time to time.

                  "Loan Documents" means this Agreement, the Notes, the Guarantees, the Security Agreements, the Pledge Agreements, the Assignment of Factoring Proceeds Agreement, the Existing Factor Assignment Agreements, the Fee Letter, the Letter of Credit Applications and all other instruments, agreements and other documents executed and delivered pursuant hereto or thereto.

                  "Loan Parties" means each of the Company, the Borrowers and the other Guarantors.

                  "Material Adverse Effect" means a material adverse effect upon
(i) the business, properties, operations or condition (financial or otherwise) of a Loan Party, (ii) the ability of a Loan Party to perform its obligations hereunder or under any other Loan Document to which it is a party, (iii) a Lien arising under the Loan Documents on any Collateral, (iv) the rights, powers and remedies of the Agent and the Lenders under this Agreement or any other Loan Document or the legality, validity or enforceability of this Agreement or any other Loan Document or (v) the aggregate value of the property included in the calculation of the Borrowing Base.

                  "Material Contract" means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more in any calendar year (other than contracts that by their terms may be terminated by any party thereto in the ordinary course of its business upon less than 60 days' notice) or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

                  "Material License Agreement" means each of the License Agreements pursuant to which a Borrower has obtained the right to use a trademark which is used, directly or indirectly, to sell Inventory that represented more than 10% of the aggregate net sales of Inventory by the Borrowers on a combined basis during the immediately preceding Fiscal Year or shorter period that such License Agreement has been in effect.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which a Borrower or any ERISA Affiliate has contributed to, or has been obligated to contribute to, at any time during the six (6) years preceding the date hereof.

                  "Net Amount of Eligible Accounts Receivable" means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication (i) in the case of

Accounts Receivable not purchased by the Factor under a Factoring Agreement or by an Existing Factor under its factoring agreement with a Borrower, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, and (ii) in the case of Accounts Receivable purchased by the Factor under a Factoring Agreement or by an Existing Factor under its factoring agreement with a Borrower and sums due thereunder, less deductions for factoring charges, interest, discounts, estimated anticipation, chargebacks based upon disputes and returns, chargebacks of department risk accounts purchased with recourse, and all other charges, offsets and reserves under the Factoring Agreements or the factoring agreements between an Existing Factor and a Borrower.

                  "Net Proceeds" means (a) with respect to the sale or other disposition of any asset by the Company or any of its Subsidiaries (including in connection with any sale-leaseback), the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the principal amount of any Indebtedness which is secured by any such asset (other than Indebtedness assumed by the purchaser of such asset) or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred by the Company or its Subsidiaries in connection with such sale or other disposition (but only to the extent that such out-of-pocket expenses and fees, if paid to an Affiliate of the Company, are approved by the Agent in its sole discretion exercised reasonably), provided, that all such expenses and fees are set forth on a certificate provided to the Agent, and (C) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter and (b) with respect to the sale or other disposition of any Capital Stock or debt security by the Company or any of its Subsidiaries, the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses incurred by the Company or its Subsidiaries in connection with such sale or other disposition (but only to the extent such fees, commissions and expenses, if paid to an Affiliate of the Company, are approved by the Agent in its sole discretion exercised reasonably, provided, that all such fees, commissions and expenses are set forth on a certificate provided to the Agent) and (B) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter.

                  "Notes" means the Revolving Credit Notes.

                  "Notice of Borrowing" has the meaning specified therefor in
Section 2.03 hereof.

                  "Obligations" means (i) the obligations of each Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by it in respect of any Loan Document to which it is a party, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of any Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise, and (ii) the obligations of each Borrower to perform or observe all of its other obligations from time to time existing under any Loan Document to which it is a party.

                  "Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

                  "Other Taxes" shall have the meaning specified therefor in
Section 2.12 hereto.

                  "Overadvance Amount" means the sum of (i) (A) $6,000,000, from the day immediately following the Effective Date through and including April 30, 1999, (B) $10,000,000, from May 1, 1999 through and including August 31, 1999,
(C) $5,000,000, from September 1, 1999 through and including September 30, 1999,
(D) $3,000,000, from October 1, 1999 through and including October 31, 1999, and
(E) zero thereafter and (ii) the lesser of (A) $3,000,000 and (B) the amount of severance payments actually made by the Loan Parties to employees prior to March 31, 2000, provided, that, upon receipt of the financial projections required to be delivered to the Lenders pursuant to Section 7.01(a)(vi) hereof for each Fiscal Year, the Company and the Agent shall negotiate in good faith to determine the Overadvance Amount for the Fiscal Year covered by such financial projections and, in the event that the Company and the Required Lenders are unable to agree upon such Overadvance Amount on or before the date that is 30 days after the date that the Lenders have received such projections, the Overadvance Amount for the Fiscal Year covered by such financial projections shall remain at zero.

                  "Payment Office" means the Agent's offices located at 1211 Avenue of the Americas, New York, NY 10036, or such other offices as the Agent may designate and, when used in connection with any payments made to the Agent, shall mean an account in the name of the Agent designated to the Borrowers and the Lenders from time to time into which the Borrowers and the Lenders shall make all payments to the Agent under this Agreement.

                  "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or marketable direct obligations issued or unconditionally guaranteed by any State or agency thereof and backed by the full faith and credit of such State, in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group, (iii) overnight bank deposits, certificates of deposit and bankers' acceptances in each case maturing not more than 270 days after the date of issue, issued by any Lender or issued by commercial banking institutions, and money market or time or demand deposit accounts maintained at any Lender or commercial banking institutions, each commercial banking institutions (other than any Lender) of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, and (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with the commercial banking institutions described in clause
(iii) above and which are secured by readily marketable direct obligations of the Government of the United States of America or any agency thereof.

                  "Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

                  "Pledge Agreements" means the Pledge and Security Agreements made by each of the Borrowers in favor of the Agent, each substantially in the form of Exhibit D hereto, as the same may be amended or otherwise modified from time to time.

                  "Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect plus 2% or, if no other rate of interest is in effect, the Base Rate plus 2%.

                  "Prime Rate" means the rate of interest publicly announced by the Bank in New York, New York from time to time as its prime rate. The prime rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index, nor necessarily reflects the lowest rate of interest actually charged by the Bank to any particular class or category of customers. Each change in the Prime Rate shall be effective on the first day of the month following the date such change is announced.

                  "Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the Total Commitment, provided, that, if the Commitments have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all of the Loans (including Agent Advances) and Letter of Credit Obligations.

                  "Reimbursement Obligations" means the aggregate joint and several obligations of the Borrowers to reimburse CIT and the Lenders for amounts payable by CIT or the Lenders under a Letter of Credit Guaranty in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.06.

                  "Refund" shall have the meaning specified therefor in Section 2.12(b).

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

                  "Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under the regulations promulgated under such Section).

                  "Required Lenders" means Lenders whose Pro Rata Shares aggregate at least 60%.

                  "Reserve Requirements" means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender or the Affiliate of any Lender under Regulation D.

                  "Revolving Credit Commitment" means, with respect to each Lender the revolving credit commitment of such Lender as set forth in Schedule 1.01A hereto, as the same may be adjusted from time to time pursuant to the terms of this Agreement.

                  "Revolving Credit Loan" means a Loan made by a Lender or the Agent to a Borrower pursuant to Section 2.01(a) hereof.

                  "Revolving Credit Note" means a joint and several promissory note of the Borrowers, substantially in the form of Exhibit A hereto, made payable to the order of a Lender and evidencing the Indebtedness resulting from the making by such Lender of Revolving Credit Loans and delivered to the Agent pursuant to Article V hereof, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.

                  "Security Agreements" means the Security Agreements made by each of the Borrowers and Guarantors (other than the Company) in favor of the Agent, each in the form of Exhibits C-1 or C-2 hereto, as applicable, as the same may be amended or otherwise modified from time to time.

                  "Security Documents" means collectively, each Security Agreement and each Pledge Agreement executed and delivered by a Loan Party, and all Uniform Commercial Code financing statements required by this Agreement and the Security Agreements to be filed with respect to the security interests in personal property and fixtures created pursuant to such agreements, and all other documents and agreements executed and delivered by the Loan Parties in connection with any of the foregoing documents.

                  "Settlement Period" has the meaning specified therefor in
Section 2.05(b)(i).

                  "Solvent" means, with respect to any Person on a particular date, that on such date

(a) the fair value of the property of such Person is not less than the total amount of its liabilities (including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

                  "Specified Cash Losses/Expenses" means the cash losses and expenses described in subclauses (B)(1) through (3) of clause (i) and clause
(iii) of the definition of Adjusted Consolidated Net Income (Loss).

                  "Sportswear" has the meaning specified therefor in the preamble hereto.

                  "Stetson" has the meaning specified therefor in the preamble hereto.

                  "Subsidiary" means, as to any Person, any corporation of which more than 50% of the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect directors (or Persons performing similar functions) of such corporation is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.

                  "Subsidiary Financing" has the meaning specified therefor in
Section 2.08(b) hereof.

                  "Subsidiary Retailers" means each of the following Subsidiaries of the Company: ECI Berkeley Commons Corp. and ECI Myrtle Beach, Inc.

                  "Syndication Date" shall mean the earlier of (i) the date which is 60 days after the date of the initial Loan and (ii) the date on which the Agent determines in its sole discretion (and notifies the Administrative Borrower and the Lenders) that the primary syndication (and the resulting addition of institutions as Lenders pursuant to Section 12.09) has been completed.

                  "Taxes" shall have the meaning given to that term in Section 2.12.

                  "Termination Anniversary Date" means February 26, 2002 and, thereafter, February 26 of each succeeding calendar year.

                  "Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes a Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the
Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan under Section 4041(c) of ERISA, (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate an Employee Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

                  "Third-Party Financing Proposal" has the meaning specified therefor in Section 2.08(b) hereof.

                  "Total Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

                  "Unused Line Fee" has the meaning specified therefor in
Section 2.08(a) hereof.

                  "WARN" has the meaning specified therefor in Section 6.01(j) hereof.

          SECTION 1.02. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in
Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

          SECTION 1.03. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding", provided, however, that with respect to a computation of fees or interest payable to the Agent, the Lenders or the L/C Issuer, such period shall in any event consist of at least one full day.

                                   ARTICLE II

                                    THE LOANS

          SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrowers at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Credit Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment.

                  (b) Notwithstanding the foregoing, the aggregate principal amount of Revolving Credit Loans outstanding at any time to the Borrowers shall not exceed the lower of (i) the difference between (A) the Total Commitment and
(B) the aggregate Letter of Credit Obligations and (ii) the difference between
(A) the then current Borrowing Base and (B) the aggregate Letter of Credit Obligations.

                  (c) Within the foregoing limits, the Borrowers may borrow, repay and reborrow Revolving Credit Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

          SECTION 2.02. Loans. Except as otherwise provided in Section 2.05, Loans shall be made ratably by the Lenders in accordance with their respective Revolving Credit Commitments. The initial Revolving Credit Loans shall be on or after the Effective Date against delivery hereunder of the Revolving Credit Notes.

          SECTION 2.03. Making the Loans. The Administrative Borrower, on behalf of itself and the other Borrower, shall give the Agent prior telephone notice (which notice, if requested by the Agent, must be promptly confirmed in writing in substantially the form of Exhibit I hereto (a "Notice of Borrowing")) (i) not later than 12:00 noon (New York City time) on the date of the proposed borrowing, in the case of a borrowing consisting of Base Rate Loans, or (ii) not later than 12:00 noon (New York City time) three Business Days prior to such proposed borrowing in the case of a borrowing consisting of Eurodollar Loans, provided that Eurodollar Loans will only be made on the first Business Day of a month. Such Notice of Borrowing shall be irrevocable and shall specify the principal amount of the proposed borrowing (which, in the case of a Eurodollar Loan, must be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof), whether such Loan is requested to be a Base Rate Loan or a Eurodollar Loan and, in the case of a Eurodollar Loan, the Initial Interest Period for such Eurodollar Loan, the use of the proceeds of such proposed Loan, and the proposed borrowing date, which must be a Business Day and, in the case of a Eurodollar Loan, the first Business Day of a month, and the Borrowers shall be bound to make a borrowing in accordance therewith. Notwithstanding anything to the contrary contained herein, prior to the Syndication Date, all Loans shall be incurred and maintained as Base Rate Loans. The Agent may act without liability upon the basis of written, telecopy or telephone notice believed by the Agent in good faith to be from the Administrative Borrower (or from any officer thereof designated in writing to the Agent), and the Borrowers hereby waive the right to dispute the Agent's record of the terms of any such telephonic Notice of Borrowing.

          SECTION 2.04. Notes; Repayment of Loans. (a) All Revolving Credit Loans made by a Lender shall be evidenced by a single Revolving Credit Note, duly executed by the Borrowers, dated the Effective Date, and delivered to and made jointly and severally payable to the order of such Lender in a principal amount equal to its Revolving Credit Commitment on such date.

                  (b) The outstanding principal balance of each Revolving Credit Loan shall be due and payable on the Final Maturity Date.

          SECTION 2.05. Funding and Settlement Procedures.

                  (a) (i) Except as otherwise provided in this subsection 2.05(a), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately according to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the Loan requested be increased or decreased as a result of the default by any other Lender in such other Lender's obligation to make a Loan requested hereunder.

                  (ii) Notwithstanding any other provision of this Agreement, in order to reduce the number of fund transfers among the Borrowers, the Lenders and the Agent, the Borrowers, the Lenders and the Agent agree that the Agent may, but shall not be obligated to, and the Borrowers and the Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Revolving Credit Loans pursuant to Sections 2.02 and 2.03, subject to the procedures for settlement set forth in subsection 2.05(b); provided, however, that (A) the Agent shall in no event fund such Revolving Credit Loan if the Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Credit Loan that one or more of the conditions precedent contained in Section 5.02 hereof will not be satisfied on the date of the proposed Revolving Credit Loan and (B) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If either (1) the Administrative Borrower gives a Notice of Borrowing requesting a Eurodollar Loan or (2) the Agent elects not to fund a requested Base Rate Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Loan, the Agent shall notify each Lender of the specifics of the requested Loan and that it will not fund the requested Loan on behalf of the Lenders. If the Agent notifies the Lenders that it will not fund a requested Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Loan available to the Agent, in immediately available funds, at the Payment Office no later than 2:00 p.m. (New York City time) on the date of the proposed Loan. The Agent will make the proceeds of such Loans available to the Borrowers on the day of the proposed Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Agent at the Payment Office or the amount funded by the Agent on behalf of the Lenders to be deposited in an account designated by the Administrative Borrower.

                  (iii) If the Agent has notified the Lenders that the Agent will not fund a particular Loan pursuant to subsection 2.05(a)(ii) on behalf of the Lenders, the Agent may assume that such Lender has made such amount available to the Agent on such day and the Agent, in its sole and absolute discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If, in such case, the Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Agent by such Lender, such Lender and each of the Borrowers, severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, at (A) in the case of the

Borrowers, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (B) in the case of such Lender, at the Federal Funds Rate for three Business Days and thereafter at the Prime Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Pro Rata Share of such Revolving Credit Loan.

                  (iv) Nothing in this Section 2.05(a) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

                  (b) (i) With respect to each Eurodollar Loan, on the first and the last date of each Interest Period, and with respect to all periods for which the Agent, on behalf of the Lenders, has funded Base Rate Loans pursuant to subsection 2.05(a), on the first Business Day after the last day of each week, or such shorter period as the Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Agent shall notify each Lender of the unpaid principal amount of the Revolving Credit Loans outstanding as of the last day of the Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Credit Loans outstanding as of the last day of the immediately preceding Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Credit Loans made on the date of such Lender's initial funding), each Lender shall promptly make available to the Agent such Lender's Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Agent shall promptly pay over to each other Lender such Lender's Pro Rata Share of the difference in immediately available funds. In addition, if the Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Agent or, as the case may be, the Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Credit Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Revolving Credit Loans will be equal to its Pro Rata Share thereof. The obligations of the Agent and each Lender under this subsection 2.05(b) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Credit Loans which have been funded by such Lender.

                  (ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.05(b)(i), the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Prime Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Agent for its own account.

          SECTION 2.06. Interest.

                  (a) Revolving Credit Loans. Each Revolving Credit Loan which is a Eurodollar Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus 2.50%. Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Loan, until such principal amount becomes due, at a rate per annum equal to the Base Rate.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may and, upon the direction of the Required Lenders shall, by notice to the Administrative Borrower elect that all outstanding principal of the Loans and all outstanding Reimbursement Obligations and (to the extent permitted by law) interest which is not paid when due, shall bear interest until such amount is paid in full at a fluctuating interest rate per annum equal at all times to the Post-Default Rate.

                  (c) Interest Payment. Interest on each Eurodollar Loan shall be payable in arrears on the last day of each Interest Period of such Eurodollar Loan and, in the case of any Eurodollar Loan of six month duration, the day that interest would have been paid if such Eurodollar Loan had an interest period of three months. Interest on each Base Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made, and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 hereof with the amount of any interest payment due hereunder.

                  (d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

          SECTION 2.07. Reduction of Commitment; Prepayment of Loans.

                  (a) The Borrowers may at any time or from time to time and without penalty or premium reduce the Total Commitment to an amount (which may be zero) not less than the sum of the unpaid principal amount of all Revolving Credit Loans then outstanding plus the principal amount of all Revolving Credit Loans not yet made as to which notice has been given by the Administrative Borrower under Section 2.03 hereof plus the Letter of Credit Obligations at such time plus the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Any reduction shall be in an amount which is an integral multiple of $5,000,000. Reduction of the Total Commitment shall be made by providing not less than two Business Days' written notice (which notice shall be irrevocable) to such effect to the Agent (which notice the Agent shall promptly transmit to each Lender). Reductions of the Total Commitment are irrevocable and may not be reinstated. Each such reduction shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share.

                  (b) Subject to the terms and conditions contained in this
Section 2.07, Section 2.10 hereof and elsewhere in this Agreement, the Borrowers shall have the right to prepay, in whole or in part, the Revolving Credit Loans; provided, that, pursuant to the terms of Section 2.08(b) hereof, the Borrowers shall be obligated to pay the Early Termination Fee with respect to any Loans prepaid in connection with a termination of the Total Commitment prior to February 26, 2001.

                  (c) If at any time the Borrowing Base is less than the sum of the outstanding principal on all Revolving Credit Loans outstanding plus the outstanding amount of all Letter of Credit Obligations, the Borrowers will (i) immediately give notice of such occurrence to the Agent and (ii) prepay the Revolving Credit Loans in an amount which will reduce the sum of the outstanding principal on all Revolving Credit Loans to an amount less than or equal to the then current Borrowing Base. If at any time after the Borrowers have complied with the first sentence of this Section 2.07(c), the aggregate Letter of Credit Obligations is greater than the then current Borrowing Base, the Borrowers shall provide cash collateral to the Agent in the amount of such excess, which cash collateral shall be deposited in an interest bearing account maintained by the Agent and, provided that no Event of Default shall have occurred and be continuing, returned to the Administrative Borrower, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Credit Loans no longer exceeds the then current Borrowing Base.

                  (d) The Borrowers shall immediately prepay the Loans and provide cash collateral to the Agent in the amount of all Letter of Credit Obligations (which cash collateral shall be deposited in a joint non-interest bearing account maintained at the Payment Office) if CIT has been replaced as the Factor and the Borrowers have not complied with the provisions of Section 7.02(o) of this Agreement.

                  (e) Immediately upon the receipt by any Loan Party or any of its Subsidiaries of any Net Proceeds from the issuance, sale, assignment, transfer or other disposition of any Capital Stock, debt securities or assets of the Company or any of its Subsidiaries, the Borrowers shall make a prepayment of the Revolving Credit Loans in an amount equal to the amount of such Net Proceeds, provided that the Borrowers shall not be required to prepay the Revolving Credit Loans
(i) in the case of intercompany Indebtedness between the Loan Parties permitted by Sections 7.02(b)(iii) and 7.02(f)(iii) and (v) hereof, and (ii) in the case of the Net Proceeds of any Indebtedness of the Company permitted by Section 7.02(b)(viii) of this Agreement and the Net Proceeds from the issuance of Capital Stock of the Company consisting of common equity, in each case to the extent that such Net Proceeds are used to prepay, purchase, redeem, retire, defease or otherwise acquire the Borrower's Indebtedness in accordance with
Section 7.02(t)(ii) of this Agreement. In addition, upon receipt of aggregate Net Proceeds from any such issuance, sale, assignment, transfer or other disposition by the Company or any of its Subsidiaries of any Capital Stock, debt securities or assets of the Company or any of its Subsidiaries, other than any Net Proceeds from the events described in clause (i) of the proviso of the immediately preceding sentence, the current Overadvance Amount limits (as such amounts are set forth in clause (i) of the definition of "Overadvance Amount" in
Section 1.01 hereof) shall each be reduced on a dollar for dollar basis by the aggregate amount of Net Proceeds received from any such issuance, sale, assignment, transfer or other disposition, with such reduction to be effective upon receipt of such Net Proceeds, provided, further that, if the Net Proceeds from the issuance of Capital Stock of the Company consisting of common equity are used to prepay, purchase, redeem, retire, defease or otherwise acquire the BONY Indebtedness in accordance with Section 7.02(t)(ii) hereof, such Overadvance Amount limits shall be reduced only to the extent that, at the time of receipt of such Net Proceeds, the Loans and Letter of Credit Obligations exceed the Borrowing Base Before Overadvance Amount.

                  (f) Subject to paragraph (b) of Section 2.10 of this Agreement, the Agent shall on each Business Day apply (i) all funds received from the Factor pursuant to the Assignment of Factoring Proceeds Agreement, from an Existing Factor pursuant to an Existing Factor Assignment Agreement or pursuant to any other assignment agreement entered into by the Agent in connection with a change of factors by Borrowers and (ii) all funds representing other proceeds of Collateral, to the payment, in whole or in part, of the Obligations outstanding.

                  (g) If the insurance proceeds received by the Loan Parties in connection with any loss or casualty are in excess of $50,000 (such amount in excess of $50,000 being hereinafter referred to as the "Excess Insurance Proceeds"), immediately upon the receipt by any Loan Party of any such Excess Insurance Proceeds, the Borrowers shall prepay the Revolving Credit Loans in an amount equal to such Excess Insurance Proceeds.

                  (h) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall repay the Loans in an amount sufficient to cause the Availability of the Borrowers, after giving effect to all Loans and Letter of Credit Obligations, to be not less than $7,500,000 on the last day of November and December of each year.

                  (i) Any prepayment made pursuant to this Section 2.07 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

                  (j) Except as otherwise expressly provided in this Section 2.07, payments with respect to any paragraph of this Section 2.07 are in addition to payments made or required to be made under any other paragraph of this Section 2.07. Prepayments of the Revolving Credit Loans pursuant to this
Section 2.07 shall be applied by the Agent, based upon such factors as the Agent deem appropriate in the exercise of its reasonable business judgment (which factors may include the minimization or reduction of the payments required by
Section 2.10(a) hereof).

          SECTION 2.08. Fees.

                  (a) Unused Line Fee. From and after the Effective Date until the Final Maturity Date, the Borrowers shall jointly and severally pay to the Agent for the account of the Lenders in accordance with the Lenders' respective Pro Rata Shares, an unused line fee (the "Unused Line Fee") accruing at the rate of three-eighths of one percent (0.375%) per annum, on the excess, if any, of the Total Commitment over the sum of the average amount of Revolving Credit Loans and Letter of Credit Obligations outstanding from time to time. The Unused Line Fees shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing April 1, 1999.

                  (b) Early Termination Fee. If the Total Commitment is terminated prior to February 26, 2001, the Borrowers shall jointly and severally pay to the Agent for the Pro Rata Share of the Lenders, on the date of such termination, the Early Termination Fee, provided, that the Early Termination Fee shall not be payable if (i) the Loans are prepaid from the proceeds generated by the public sale of Capital Stock of the Company or any of its Subsidiaries, or
(ii) the Loans are prepaid in connection with a transaction resulting in a Change in Control caused by the sale of the Capital Stock of the Company or any of the Borrowers, or (iii) the Loans are prepaid after the occurrence of each of the following events: (A) the Company or any of its Subsidiaries establishes or acquires a Subsidiary not existing on the Effective Date, which Subsidiary is not a Subsidiary of ECI and requires working capital financing in an amount in excess of $5,000,000 (the "Subsidiary Financing"), (B) the Company provides the Lenders with a good faith right of first offer to provide the Subsidiary Financing, and (C) (1) the Lenders fail to deliver a financing proposal to the Company within twenty (20) Business Days of the receipt by the Lenders of all information necessary or reasonably requested to make a financing proposal for the Subsidiary Financing or (2) the Lenders deliver a financing proposal to the Company to provide the Subsidiary Financing and the Company rejects such financing proposal from the Lenders and accepts a financing proposal from another lender or lenders to both refinance the financing provided pursuant to this Agreement and the Loan Documents and to provide the Subsidiary Financing (a "Third-Party Financing Proposal"), which Third-Party Financing Proposal contains in each such case, economic terms (including, without limitation interest rates, fees, factoring commissions, commitment amounts and maturities) that are in all material respects more favorable to the Company and its Subsidiaries than the economic terms contained in this Agreement and the Loan Documents and the economic terms offered by the Lenders in their financing proposal for such Subsidiary Financing.

                  (c) Other Fees. The Borrowers shall jointly and severally pay to the

Agent the fees set forth in the Fee Letter at the times set forth in the Fee Letter. All fees required to be paid to the Agent pursuant to the Fee Letter and this Agreement shall be paid to the Agent for its own account. All fees under this Agreement and the Fee Letter are non-refundable under all circumstances.

          SECTION 2.09. Eurodollar Rate Not Determinable; Illegality or Impropriety.

                  (a) In the event, and on each occasion, that on or before the day on which the Eurodollar Rate is to be determined for a borrowing that is to include Eurodollar Loans, the Agent has determined in good faith that, or has been advised by the Required Lenders that, (i) the Eurodollar Rate cannot be determined for any reason, (ii) the Eurodollar Rate will not adequately and fairly reflect the cost of maintaining Eurodollar Loans or (iii) Dollar deposits in the principal amount of the applicable Eurodollar Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Lenders' Eurodollar Loans are then being conducted, the Agent shall, as soon as practicable thereafter, give written notice of such determination to the Administrative Borrower and the other Lenders. In the event of any such determination, any request by the Administrative Borrower for a Eurodollar Loan pursuant to Section 2.03 shall, until, in the case of such a determination by the Required Lenders, the Agent has been advised by the Required Lenders and the Agent has so advised the Administrative Borrower that, or in the case of a determination by the Agent, the Agent has advised the Administrative Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Loan. Each determination by the Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

                  (b) In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any Eurodollar Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Agent and the Administrative Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Eurodollar Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Agent and the Administrative Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding Eurodollar Loan as a Eurodollar Loan, such Lender shall, upon the happening of such event, notify the Agent and the Administrative Borrower, and the Administrative Borrower shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such Eurodollar Loan, convert each such Eurodollar Loan into a Base Rate Loan.

          SECTION 2.10.  Indemnity.

                  (a) The Borrowers hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Borrowers to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (ii) any failure by the Borrowers to borrow any Eurodollar Loan hereunder, to convert any Base Rate Loan into a Eurodollar Loan or to continue a Eurodollar Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to Section 2.03 or Section 2.11 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this
Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Administrative Borrower and shall be conclusive and binding absent manifest error.

                  (b) Notwithstanding paragraph (a) of this Section 2.10, the Agent will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by Section 2.07 (other than paragraph (d) thereof) of this Agreement by (i) applying all payments and prepayments to Loans bearing interest at the Base Rate prior to any application of payments to Loans bearing interest at the Eurodollar Rate and (ii) after all Base Rate Loans have been paid in full, calculating any such loss or expense based upon the net decrease in Eurodollar Loans on a day after giving effect to all prepayments and all Loans made on such day.

          SECTION 2.11. Continuation and Conversion of Loans.

                  (a) Subject to Section 2.09 hereof, the Borrowers shall have the right, at any time, on three (3) Business Days' prior irrevocable written or telecopy notice to the Agent, to continue any Eurodollar Loan, or any portion thereof, into a subsequent Interest Period or, after the Syndication Date, to convert any Base Rate Loan or portion thereof into a Eurodollar Loan, or on one
(1) Business Day's prior irrevocable written or telecopy notice to the Agent, to convert any Eurodollar Loan or portion thereof into a Base Rate Loan, subject to the following:

                  (i) no Eurodollar Loan may be continued as such and no Base Rate Loan may be converted into a Eurodollar Loan, when any Event of Default or Default shall have occurred and be continuing at such time;

                  (ii) in the case of a continuation of a Eurodollar Loan as such or a conversion of a Base Rate Loan into a Eurodollar Loan, the aggregate principal amount of such Eurodollar Loan shall not be less than $5,000,000 and in multiples of $1,000,000 if in excess thereof;

                  (iii) in the case of a conversion from a Eurodollar Loan to a Base Rate Loan accrued interest on the Loan (or portion thereof) being converted shall be jointly and severally paid by the Borrowers at the time of conversion;

                  (iv) a Base Rate Loan may be converted into a Eurodollar Loan only on the first Business Day of a month;

                  (v) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan; and

                  (vi) if any conversion of a Eurodollar Loan shall be effected on a day other than the last day of an Interest Period, the Borrowers shall jointly and severally reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10 hereof. In the event that the Administrative Borrower shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period, such Loan shall automatically become a Base Rate Loan at the expiration of the then current Interest Period.

          SECTION 2.12. Taxes. (a) All such payments shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof, and all interest, penalties or similar liabilities in the nature of taxes, excluding taxes on the net income of (or franchise taxes imposed in lieu thereof), and branch profit taxes of, any Lender, the Agent or the L/C Issuer imposed by the jurisdiction in which such Lender, the Agent or the L/C Issuer is organized or by any political subdivision thereof or taxing authority thereof or by any jurisdiction in which such Person's principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes being hereinafter collectively referred to as "Taxes"). If the Borrowers shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the L/C Issuer pursuant to this sentence) the Lenders or the L/C Issuer receive an amount equal to the sum they would have received had no such deductions or withholdings been made, (ii) the Borrowers shall make such deductions or withholdings, and (iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law, provided, however, that if a Lender assigns its rights pursuant to Section 12.09 hereof and such assignment would (but for this proviso) cause the assignee Lender, immediately after such assignment, to be entitled to receive any greater payments under this Section 2.12 in respect of United States Federal withholding taxes than would have been made but for such assignment, then such assignee Lender shall not be entitled to receive any such greater payments than such assigning Lender would have been entitled to receive with respect to the rights assigned if such assignment had not taken place unless (A) such assignment had been at the request of, or consented to by, the Administrative Borrower or (B) an Event of Default has occurred and is continuing at the time of such assignment. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send the Lenders, the L/C Issuer and the Agent an official receipt (or, if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Lenders, L/C Issuer or the Agent, as the case may be) showing payment. In addition, the Borrowers jointly and severally agree to pay any present or future stamp, document, transfer, recording or filing taxes or fees (including, without limitation, mortgage recording taxes) and similar impositions, charges or levies now or hereafter reasonably determined by the Agent or any of the Lenders to be payable in connection with any payment made hereunder or in connection with the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Notes, the Letters of Credit or any other Loan Document (hereinafter referred to as "Other Taxes").

                  (b) The Borrowers will jointly and severally indemnify the Lenders and the L/C Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by any Lender or the L/C Issuer (including penalties, interest and expenses for nonpayment, late payment or otherwise), whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 30 days from the date on which such Lender or such L/C Issuer makes written demand which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim, such written notice shall include either a copy of any assessment thereof from the relevant taxing authority or proof of payment of a tax for which the Borrowers are liable hereunder. If any of the Lenders, the L/C Issuer or the Agent receives a refund ("Refund") of Taxes paid by the Borrowers pursuant to Sections 2.12(a) or 2.12(b) (whether paid to any taxing authority or to any Lender) such Persons shall pay such Refund, including any interest with respect thereto received by such Persons from any taxing authority to the Borrowers within thirty (30) days of receipt.

                  (c) Each Lender and the L/C Issuer, to the extent that it is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

                  (i) it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.09 hereof after the Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Administrative Borrower and the Agent:

                  (A) two accurate, complete and signed originals of U.S. Internal Revenue Service Form 4224 and Form W-8 or successor forms prescribed by the Internal Revenue Service, or

                  (B) two accurate, complete and signed originals of U.S. Internal Revenue Service Form 1001 and Form W-8 or successor forms prescribed by the Internal Revenue Service, in each case certifying that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement free from withholding of United States Federal income tax;

                  (ii) if at any time such Lender changes its lending office or offices or selects an additional lending office it shall, at the same time or reasonably promptly thereafter, deliver to the Administrative Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder:

                  (A) if such changed or additional lending office is located in the United States, two accurate, complete and signed originals of such Form 4224 and Form W-8 or successor forms prescribed by the Internal Revenue Service, or

                  (B) two accurate, complete and signed originals of such Form 1001 and Form W-8 or successor forms prescribed by the Internal Revenue Service, in each case certifying that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending office under this Agreement free from withholding of United States Federal income tax; and

                  (iii) it shall, promptly upon the Administrative Borrower's reasonable request to that effect, deliver to the Administrative Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

                  (d) For any period with respect to which a Lender has failed to provide the Administrative Borrower with the appropriate forms described in
Section 2.12(c) (other than in the case where such Lender is not, or is no longer, legally entitled to deliver such form), such Lender shall not be entitled to payment without deduction pursuant to Section 2.12(a) or indemnification pursuant to Section 2.12(b); provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Administrative Borrower shall take such steps as the Lender shall reasonably request to assist such Lender to recover such Taxes.

                  (e) If either of the Borrowers fails to perform its obligations under this Section 2.12, the Borrowers shall jointly and severally indemnify the Lenders and the L/C Issuer for any taxes, interest or penalties that may become payable as a result of any such failure.

                  (f) Any Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia claiming any indemnity payment or additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal, regulatory and policy considerations of such Lender) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts which may thereafter accrue and would not, in the sole and absolute determination of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.13. Joint and Several Liability of the Borrowers.

                  (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.13), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.13 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

                  (b) The provisions of this Section 2.13 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshall any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.13 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

                  (c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any Collateral until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

                                   ARTICLE III

                                LETTERS OF CREDIT

          SECTION 3.01. Letter of Credit Guaranty.

                  (a) In order to assist the Borrowers in establishing or opening documentary and standby letters of credit, which shall not have expiration dates that exceed 365 days (or such longer period as may be approved by the Required Lenders) from the date of issuance (the "Letters of Credit"), with the L/C Issuer, the Borrowers have requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending CIT's credit to that of the Borrowers, and CIT has agreed to do so. These arrangements shall be coordinated by CIT subject to the terms and conditions set forth below. CIT shall not be required to be the issuer of any Letter of Credit. The Borrowers will be the account party for each application for a Letter of Credit, which shall be substantially in the form of Exhibit E hereto or on a computer transmission system approved by CIT and the L/C Issuer or such other written form or written transmission system as may from time to time be approved by the L/C Issuer and CIT, and shall be duly completed in a manner reasonably acceptable to CIT, together with such other certificates, agreements, documents and other papers and information as the L/C Issuer or CIT may reasonably request (the "Letter of Credit Application"). In the event of any conflict between the terms of the Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

                  (b) The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the difference between (A) the Total Commitment and (B) the aggregate principal amount of Revolving Credit Loans then outstanding, (ii) the difference between (A) the Borrowing Base and (B) the aggregate principal amount of the Revolving Credit Loans then outstanding and (iii) the L/C Subfacility. Not more than $4,000,000 of such Letter of Credit Obligations shall be Letter of Credit Obligations with respect to standby Letters of Credit. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrowers and/or the L/C Issuer shall in all respects be subject to the prior approval of CIT in the reasonable exercise of its sole and absolute discretion; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than fifteen days prior to the Final Maturity Date unless, on or prior to fifteen days prior to the Final Maturity Date either such Letters of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letters of Credit or the Borrowers shall provide the Agent and the Lenders with an indemnification, in form and substance reasonably satisfactory to the Agent, from a commercial bank or other financial institution acceptable to the Agent for any Letter of Credit Obligations with respect to such Letters of Credit and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to CIT and the L/C Issuer.

                  (c) The Agent shall have the right, without notice to the Borrowers, to charge the Loan Account with the amount of any and all indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agent, CIT or the Lenders under the Letter of Credit Guaranty or incurred by an L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by CIT or the Lenders under the Letter of Credit Guaranty or (ii) the occurrence of an Event of Default. Any amount charged to the Loan Account shall be deemed a Revolving Credit Loan hereunder made by the Lenders to the Borrowers, funded by the Agent on behalf of the Lenders and subject to Section
2.05 of this Agreement. Any charges, fees, commissions, costs and expenses charged to CIT for the Borrowers' account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by CIT and, when charged, shall be conclusive on the Borrowers absent manifest error. Each of the Lenders and the Borrowers agrees that the Agent shall have the right to make such charges regardless of whether any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section
5.02 have been satisfied.

                  (d) The Borrowers unconditionally and jointly and severally indemnify the Agent, CIT and each Lender and hold the Agent, CIT and each Lender harmless from any and all loss, claim or liability incurred by the Agent, CIT or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the Agent, CIT or any Lender as determined by a final judgment of a court of competent jurisdiction. The Borrowers further agree to jointly and severally hold the Agent, CIT and each Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer. The Borrowers' unconditional, joint and several obligations to the Agent, CIT, the L/C Issuer and each Lender with respect to the Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent's, CIT's, the L/C Issuer's or such Lender's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrowers agree that any charges incurred by CIT or the L/C Issuer for the Borrowers' account hereunder may be charged to the Loan Account.

                  (e) None of the Agent, CIT, the Lenders and the L/C Issuer shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipments, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions, delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrowers.

Furthermore, without limiting any of the foregoing, none of the Agent, CIT and the Lenders shall be responsible for any act or omission with respect to or in connection with any goods covered by any Letter of Credit.

                  (f) The Borrowers jointly and severally agree that any action taken by the Agent, CIT or any Lender, if taken in good faith, or any action taken by the L/C Issuer, under or in connection with the Letters of Credit, the drafts or acceptances, the guarantees or the Collateral, shall be binding on the Borrowers and shall not put the Agent, CIT or the Lenders in any resulting liability to the Borrowers. In furtherance of the foregoing, CIT shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in CIT's sole name, and the L/C Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Borrowers. CIT shall use reasonable efforts to consult with the Borrowers before taking any action pursuant to this Section 3.01(f).

                  (g) Without CIT's express consent, the Borrowers jointly and severally agree: (i) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or Letter of Credit Applications; and (ii) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived pursuant to the terms of this Agreement, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.

                  (h) The Borrowers jointly and severally agree that any necessary and material import, export or other license or certificate for the import or handling of Inventory will have been promptly procured; all foreign and domestic material governmental laws and regulations in regard to the shipment and importation of Inventory or the financing thereof will have been promptly and fully complied with, in each case, where the failure to obtain such certificate or license or the failure to comply with such laws would have a Material Adverse Effect; and any certificates in that regard that CIT may at any time reasonably request will be promptly furnished. In this connection, the Borrowers warrant and represent that all shipments made under any Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrowers, on the one hand, and the Agent, CIT, the Lenders and the L/C Issuer, on the other hand, the Borrowers jointly and severally assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. As between the Borrowers, on the one hand, and the Agent, CIT, the Lenders and the L/C Issuer, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrowers' joint and several risk, liability and responsibility.

                  (i) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, CIT, the Agent or the Lenders, as the case may be, shall, without prejudice to its rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrowers in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT, the Agent and the Lenders and apply in all respects to CIT, the Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

          SECTION 3.02. Participations.

                  (a) Purchase of Participations. Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement (and for each Existing Letter of Credit, on the Effective Date), each Lender (other than CIT) shall be deemed to have irrevocably and unconditionally purchased and received from CIT, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of CIT in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

                  (b) Sharing of Payments. In the event that CIT makes any payment in respect of the Letter of Credit Guaranty and the Borrowers shall not have repaid such amount to the Agent for the account of CIT, the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02.

                  (c) Obligations Irrevocable. The obligations of a Lender to make payments to the Agent for the account of the Agent, CIT or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                  (ii) the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other party and the beneficiary named in such Letter of Credit);

                  (iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                  (v) any failure by CIT or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

                  (vi) any payment by the L/C Issuer under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                  (vii) the occurrence of any Default or Event of Default.

          SECTION 3.03. Letters of Credit.

                  (a) Request for Issuance. The Administrative Borrower may from time to time, upon notice not later than 12:00 noon, New York City time, at least two Business Days in advance, request CIT to assist the Borrowers in establishing or opening a Letter of Credit by delivering to the Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. CIT shall not provide support, pursuant to the Letter of Credit Guaranty, if the Agent shall have received written notice from the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and neither CIT nor the Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied.

                  (b) Letters of Credit Fees. (i) The Borrowers shall jointly and severally pay to the Agent for the account of the Lenders in accordance with such Lender's Pro Rata Share a nonrefundable fee for each documentary Letter of Credit issued hereunder (including each Existing Letter of Credit which is a documentary Letter of Credit) and for each amendment to a documentary Letter of Credit that increases the stated amount of such Letter of Credit, such fee to be equal to 1/8 of 1% of the initial stated amount of such documentary Letter of Credit or the increase in the stated amount of such existing documentary Letter of Credit, as the case may be. This fee shall be payable, in the case of the issuance of a documentary Letter of Credit, in advance on or prior to the issuance of such documentary Letter of Credit (or, in the case of an Existing Letter of Credit, on the Effective Date) and, in the case of an amendment of an existing documentary Letter of Credit, in advance on or prior to the amendment of such existing documentary Letter of Credit. The Borrowers shall also jointly and severally pay to the Agent for the benefit of the Lenders in accordance with such Lender's Pro Rata Share a nonrefundable fee on the average undrawn amount of each documentary Letter of Credit equal to 1/8 of 1% of the average daily undrawn amount, payable monthly in arrears, on the first day of each month commencing on March 1, 1999. In addition, the Borrowers shall jointly and severally pay to the Agent for the account of the Lenders, in accordance with the Lenders' Pro Rata Shares (x) for each standby Letter of Credit issued hereunder (including each Existing Letter of Credit which is a standby Letter of Credit), a nonrefundable fee equal to 2% per annum of the stated amount of such standby Letter of Credit, payable quarterly in advance commencing on the date such standby Letter of Credit is issued (or, in the case of an Existing Letter of Credit, on the Effective Date) and on the first day of each January, April, July and October thereafter and (y) for any amendment to an existing standby Letter of Credit that increases the stated amount of such standby Letter of Credit, a nonrefundable fee equal to 2% per annum of the increase in the stated amount of such standby Letter of Credit for the period from the date of such increase to the beginning of the next calendar quarter thereafter, payable on the date of such increase.

                  (ii) L/C Issuer Charges. The Borrowers shall pay to CIT the standard charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit and the Letter of Credit Guaranty, which charges are set forth in Schedule 3.03(b)(ii) hereto.

                  (iii) Charges to the Loan Account. The Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Sections 3.01(c) and 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

                  (c) Existing Letters of Credit. Schedule 3.03(c) hereto contains a description of all letters of credit for which the Agent has assumed liability from The Chase Manhattan Bank on the Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued on the Effective Date.

                                   ARTICLE IV

                      FEES, PAYMENTS AND OTHER COMPENSATION

          SECTION 4.01. Audit and Collateral Monitoring Fees. The Borrowers acknowledge that the Agent may upon reasonable notice to the Administrative Borrower conduct audits and/or field examinations of the Borrowers and the Guarantors at any reasonable time and from time to time in a manner so as to not unduly disrupt the business of the Borrowers and the Guarantors, provided that such notice shall not be required if an Event of Default has occurred and is continuing. The Borrowers jointly and severally agree to pay, for the account of the Agent, $750 per day per examiner plus the examiner's out-of-pocket costs and expenses incurred in connection with all such visits, inspections, audits and examinations; provided, however, if no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to pay the fees, costs and expenses for more than two (2) such visits, audits and/or examinations during any fiscal year.

          SECTION 4.02. Payments; Computations and Statements. (a) The Borrowers will make each payment under the Notes not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent at the Payment Office. All payments received by the Agent after 1:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments made by the Borrowers hereunder, under the Notes or under any other Loan Document shall be made without defense, set-off, counterclaim or deduction to the Agent and the Lenders. Except as provided in Section 2.05, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account with any amount due and payable under any Loan Document. Each of the Lenders and the Borrowers agree that the Agent shall have the right to make such charges whether or not any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account shall be deemed a Revolving Credit Loan hereunder made by the Lenders to the Borrowers, funded by the Agent on behalf of the Lenders and subject to Section 2.05 of this Agreement). The Lenders and the Borrowers confirm that any charges which the Agent may so make to the Loan Account as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion. The Agent shall use reasonable good faith efforts to notify the Administrative Borrower promptly after the Agent makes any material charge to the Loan Account, provided that the failure of the Agent to provide any such notice shall not relieve the Borrowers from any obligations pursuant to this Agreement with respect to such charges. It is expressly understood and agreed by the Borrowers that the Agent and the Lenders shall have no responsibility to inquire into the correctness of the apportionment, allocation or disposition of Loans or Letters of Credit made to or for the benefit of the Borrowers or any fees, costs, expenses or other amounts for which the Borrowers are jointly and severally obligated under this Agreement. Except with respect to charges made by the Agent to the Loan Account, whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

                  (b) The Agent shall use its good faith efforts to provide to the Administrative Borrower on each Business Day a copy of the daily position report in the form from time to time prepared by the Agent. The Agent shall provide each Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by Agent) of the opening and closing daily balances in the Loan Account during such month, the amounts and dates on all Loans and Agent Advances made during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrowers during such month to reimburse the Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall, 60 days after the same is sent, be presumed to be correct and shall constitute presumptive evidence of the information contained in such statement and shall be final and conclusive absent manifest error.

          SECTION 4.03. Sharing of Payments, Etc. Except as provided in Section
2.05 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

          SECTION 4.04. Apportionment of Payments. (a) Subject to Sections 2.05 and 12.01 hereof, all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees set forth in the Fee Letter, fees with respect to Letters of Credit provided for in Section 3.03(b)(ii) and the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

                  (b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement (i) first, to pay the Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent or the L/C Issuer; (ii) second, to pay the Obligations in respect of any fees and indemnities then due to the Lenders; (iii) third, ratably to pay interest due in respect of the Loans and Reimbursement Obligations; (iv) fourth, ratably to pay or prepay principal of the Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to prepay or provide cash collateral in respect of such Obligations); and (v) fifth, to the ratable payment of all other Obligations then due and payable.

          SECTION 4.05. Increased Costs and Reduced Return.

                  (a) If any Lender or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer with any directive of or guideline from any central bank or other Governmental Authority or the introduction of or change in any accounting principles applicable to the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, the L/C Issuer or any Lender, or any Person controlling any such Lender or the L/C Issuer or (iii) impose on the L/C Issuer or any Lender or any Person controlling any such Lender or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to the L/C Issuer or any Lender of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by the L/C Issuer or any Lender hereunder, then, upon demand by the L/C Issuer or such Lender, the Borrowers shall pay to the L/C Issuer or such Lender such additional amounts as will compensate the L/C Issuer or such Lender for such increased costs or reductions in amount, together with interest on such additional amounts.

                  (b) If any Lender or the L/C Issuer shall have determined that any Capital Guideline or adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by the L/C Issuer, any Lender or any Person controlling such L/C Issuer or any Lender with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by the L/C Issuer, any Lender or any Person controlling such L/C Issuer or any Lender, and the L/C Issuer or any Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, or the L/C Issuer's, any Lender's or any such other controlling Person's other obligations hereunder, or
(ii) has or would have the effect of reducing the rate of return on the L/C Issuer's, any Lender's, any such other controlling Person's capital to a level below that which such L/C Issuer, such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such L/C Issuer's, such Lender's, such other controlling Person's other obligations hereunder (in each case, taking into consideration such L/C Issuer's, such Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by the L/C Issuer or any Lender, the Borrowers shall pay to the L/C Issuer or such Lender from time to time such additional amounts as will compensate the L/C Issuer or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such L/C Issuer's, such Lender's or such other controlling Person's capital.

                  (c) All amounts payable under this Section 4.05 shall bear interest from the date that is three Business Days after the date of demand by the L/C Issuer or a Lender until payment in full to the L/C Issuer or such Lender at the Post-Default Rate. A certificate of the L/C Issuer or any Lender claiming compensation under this Section 4.05 specifying the event herein above described and the nature of such event shall be submitted by the L/C Issuer or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, the L/C Issuer's or such Lender's reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

          SECTION 4.06 Calculation of Borrowing Base

                  (a) At the election of the Agent, in its reasonable business judgment based upon such factors as the Agent may deem appropriate and whether or not an Event of Default has occurred and is continuing, the Agent may require the Borrowers to (i) identify in each Notice of Borrowing or request for issuance of a Letter of Credit the Borrower obtaining the proceeds of such Loan or for whose account such Letter of Credit will be issued, and (ii) report the Borrowing Base separately for each Borrower and require that such Loans and Letters of Credit requested by a Borrower be subject to the individual Borrowing Base of such Borrower. If the Agent makes such election (x) no Borrower shall be permitted to obtain a Revolving Credit Loan or a Letter of Credit in an amount in excess of such Borrower's individual Availability, if and to the extent that, at such time, the other Borrower has positive individual Availability, (y) except as provided in clause (x) above, the Overadvance Amount shall be allocated between the Borrowers by the Agent in the exercise of its reasonable business judgment based upon such factors as the Agent may deem appropriate, and
(z) the Borrowers shall be permitted to make intercompany loans permitted by
Section 7.02(b)(iii) and 7.02(f)(iii) hereof.

                  (b) The Loan Parties agree to execute and deliver to the Agent such amendments to this Agreement as the Agent shall reasonably request to effect any election made pursuant to the terms of this Section 4.06.

                                    ARTICLE V

                  CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT
                              ISSUANCE AND LENDING

          SECTION 5.01. Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied:

                  (a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement, all fees, costs, expenses and taxes then payable by the Borrowers pursuant to Sections 2.08 and 12.05 hereof.

                  (b) Representations and Warranties; No Event of Default. The representations and warranties contained in Section 6.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, the Lenders or the L/C Issuer pursuant hereto on or prior to the Effective Date shall be correct on and as of the Effective Date as though made on and as of such date; and no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement becoming effective in accordance with its terms.

                  (c) Legality. The making of the initial Loans or the issuance of the initial Letter of Credit shall not contravene any law, rule or regulation applicable to the Lenders or the L/C Issuer.

                  (d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

                  (i) a Revolving Credit Note payable to the order of each Lender, duly executed by each Borrower;

                  (ii) a Guaranty, duly executed by each Borrower and each Subsidiary Retailer;

                  (iii) a Security Agreement, duly executed by each Borrower and each Subsidiary Retailer;

                  (iv) a Pledge Agreement, duly executed by each Borrower, together with the original stock certificates representing all of the common stock of Stetson and Sportswear and all inter-company promissory notes of the Borrowers, accompanied by undated stock powers executed in blank and other instruments of transfer;

                  (v) Intentionally Omitted.

                  (vi) appropriate financing statements on Form UCC-1, duly executed by each Borrower and Guarantor (other than the Company) and duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Agreements;

                  (vii) tax and judgment lien search reports in all relevant jurisdictions, together with certified copies of requests for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Borrower or Guarantor and which are filed in the offices referred to in paragraph (vi) above, together with copies of such financing statements, none of which, except as otherwise agreed to in writing by the Agent, shall cover any of the Collateral;

                  (viii) a copy of the resolutions adopted by the Board of Directors of each Borrower and Guarantor, certified as of the Effective Date by authorized officers thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents and the Factoring Agreements to which such Borrower or Guarantor is or will be a party, and (B) the execution, delivery and performance by each Borrower and Guarantor of each Loan Document and Factoring Agreements and the execution and delivery of the other documents to be delivered by each Borrower and Guarantor in connection herewith;

                  (ix) a certificate of an authorized officer of each Borrower and Guarantor, certifying the names and true signatures of the officers of such Borrower or Guarantor authorized to sign each Loan Document and Factoring Agreements to which such Borrower or Guarantor is or will be a party and the other documents to be executed and delivered by such Borrower or Guarantor in connection herewith, together with evidence of the incumbency of such authorized officers;

                  (x) a certificate dated a recent date of the appropriate official(s) of the states of incorporation and each state of foreign qualification of each Borrower and Guarantor, certifying as to the subsistence in good standing of, and the payment of taxes by, such Borrower or Guarantor in such states and listing all charter documents of such Borrower and Guarantor on file with such official(s), together with confirmation by telephone or telegram (where available) on the Effective Date from such official(s) as to such matters;

                  (xi) a copy of the charter of each Borrower and Guarantor certified by the appropriate official(s) of the state of organization of such Borrower or Guarantor and as of the Effective Date by an authorized officer of the Borrower or Guarantor;

                  (xii) a copy of the by-laws of each Borrower and Guarantor, certified as of the Effective Date by an authorized officer of such Borrower or Guarantor;

                  (xiii) Intentionally Omitted;

                  (xiv) an opinion of Herrick Feinstein LLP Connecticut, New Jersey and New York counsel to the Borrowers and the Guarantors, substantially in the form of Exhibit F hereto, and as to such other matters as the Agent may reasonably request;

                  (xv) a certificate of the chief financial officer of the Company and each Borrower, certifying as to the matters set forth in subsection
(b) of this Section 5.01;

                  (xvi) (A) projections of the Borrowers, in form and substance satisfactory to the Lenders, including monthly profit and loss statements, balance sheets and cash flow projections, for the twelve-month period ending December 31, 1999 and (B) a copy of the Financial Statements, together with a certificate of the chief financial officer of the Company and each Borrower setting forth (x) all existing Indebtedness, including guarantees, pending or, to the best of the Company's and each Borrower's knowledge, threatened litigation or claims and other contingent liabilities of the Borrowers and Guarantors not shown on such Financial Statements, and (y) all dividends declared or paid since the date of such Financial Statements and all inter-company payments made or obligations incurred to Affiliates outside the ordinary course of the Company's and the Borrowers' businesses since the date of such Financial Statements;

                  (xvii) a breakdown of Inventory by Borrower and by location in the form specified in Section 7.01(a)(v)(B) hereof dated as of January 31, 1999, certified by the chief financial officer of each Borrower;

                  (xviii) the Assignment of Factoring Proceeds Agreement duly executed by the Borrowers and the Factor, and a copy, certified by the chief financial officer of each Borrower, of each executed Factoring Agreement and related documents;

                  (xix) copies of the insurance policies and certificates of insurance evidencing such insurance on the property of the Borrowers and the Guarantors as is required by Section 7.01(h) hereof naming the Agent as additional insured and loss payee, using a long form loss payee endorsement, for all insurance maintained by the Borrowers and the Guarantors;

                  (xx) a certificate of an authorized officer of each Borrower and Guarantor certifying the names and true signatures of those officers of each Borrower and Guarantor that are authorized to provide Notices of Borrowings, Letter of Credit Applications and all other notices under this Agreement and the Loan Documents;

                  (xxi) a Borrowing Base Certificate current as of the Business Day prior to the Effective Date;

                  (xxii) a copy of each of the License Agreements as in effect on the date hereof and each other trademark license agreement pursuant to which a Loan Party is a licensor, certified as a true and correct copy thereof by the chief financial officer of each of the Borrowers together with a certification that such license agreements remain in full force and effect and that the Borrowers have not breached or defaulted in any of the obligations under any such license agreements;

                  (xxiii) a copy of the BONY Loan Documents (including an amendment thereto dated on or about the Effective Date in form and substance satisfactory to the Agent), certified as of the Effective Date by an authorized officer of the Company;

                  (xxiv) a copy of the most recent annual report (Form 5500 Series) for each Employee Plan, including Schedule B attached thereto;

                  (xxv) the Termination Agreement duly executed by The Chase Manhattan Bank and the Borrowers, together with UCC termination statements and other documentation evidencing the termination by The Chase Manhattan Bank of its Liens in and to the properties and assets of the Borrowers;

                  (xxvi) the Factor Termination Agreements duly executed by each of the Existing Factors and the Borrowers, together with UCC termination statements and other documentation evidencing the termination by the Existing Factors of their factoring arrangements with the Borrowers;

                  (xxvii) (A) an Existing Factor Assignment Agreement duly executed by each of the Existing Factors and the Borrowers and (B) evidence of the termination of the existing assignment of factor proceeds agreement between each of the Existing Factors and The Chase Manhattan Bank;

                  (xxviii) a pro-forma consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1998 after giving effect to the consummation of the transactions contemplated in Section 5.01(h) of this Agreement;

                  (xxix) for each Subsidiary Retailer, a consignment letter, in form and substance satisfactory to the Agent, executed by such Subsidiary Retailer, and ECI and Sportswear; and

                  (xxx) such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request including, without limitation, all inter-company management services agreements among the Borrowers and the Guarantors.

                  (e) Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such special counsel may reasonably request.

                  (f) Field Exam. The Agent may, at its option, obtain an update of the field exam of the Accounts Receivable and Inventory of the Borrowers and the Agent shall be satisfied (in its sole discretion) with the results of such updated field exam.

                  (g) Material Adverse Effect. The Lenders shall have determined, in their sole judgment, that no Material Adverse Effect shall have occurred after December 31, 1998.

                  (h) Restructuring. The Agent shall have received evidence satisfactory to it that each of the following has occurred (i) The Simon Group, LLC shall have made a cash investment in or for the benefit of the Company of not less than $20 million, $4 million of which shall have been used to prepay the existing indebtedness of the Company to AIF-II, L.P. and the remaining $16 million of which shall have been contributed as equity to the Borrowers to be used for working capital purposes, including the repayment of existing Indebtedness owing to The Chase Manhattan Bank, (ii) AIF-II, L.P. shall have converted the remainder of its indebtedness owed by the Company into common equity of the Company, and (iii) The Simon Group, LLC shall own and control not less than 60% of the voting stock of the Company.

                  (i) Additional Availability. After giving effect to all Loans made on the Effective Date, the Letters of Credit issued on such date and all Existing Letters of Credit, (i) the Availability shall not be less than $5,000,000 and (ii) all liabilities of the Borrowers shall be current. The Borrowers shall deliver to the Agent a certificate of the chief financial officer and the chief operating officer of each of the Borrowers certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculations thereof.

          SECTION 5.02. Conditions Precedent to Loans and Letters of Credit. As a condition precedent to the Agent or any Lender making any Loan (including the initial Loans on the Effective Date), or CIT assisting the Borrowers in establishing, or opening any Letter of Credit (including the initial Letters of Credit on the Effective Date), each of the following conditions precedent shall be fulfilled in a manner satisfactory to the Agent and the Required Lenders;

                  (a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to Sections 2.08 and 12.05 hereof.

                  (b) Representations and Warranties; No Event of Default. The following statements shall be true, and the submission by the Administrative Borrower to the Agent of a Notice of Borrowing with respect to a Loan and a Borrower's acceptance of the proceeds of such Loan, or the submission by the Administrative Borrower of a Letter of Credit Application with respect to a Letter of Credit and the issuance of such Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Loan and the date of the issuance of such Letter of Credit that (i) the representations and warranties contained in Section 6.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Lenders pursuant hereto on or prior to the date of such Loan or Letter of Credit are correct on and as of such date as though made on and as of such date (other than those representations and warranties which expressly speak only as of a different date); and (ii) no Event of Default or Default has occurred and is continuing or would result from the making of the Loan to be made on such date or the issuance of the Letter of Credit to be issued on such date.

                  (c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to the Agent, the Lenders or the L/C Issuer, as the case may be.

                  (d) Notices. Except in the case of a borrowing of a Loan pursuant to Sections 3.01(c), the Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.03 hereof no later than 12:00 noon (New York City time) (A) on the date of the proposed borrowing with respect to a Base Rate Loan and (B) three Business Days prior to the date of the proposed borrowing in the case of a Eurodollar Loan and (ii) a Letter of Credit Application pursuant to Section 3.03 hereof not later than 12:00 noon (New York City time) two Business Days prior to the proposed date of issuance of a Letter of Credit.

                  (e) Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request.

                  (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such special counsel may reasonably request.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

          SECTION 6.01. Representations and Warranties. The Company and each Borrower represents and warrants as follows:

                  (a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization as set forth in Schedule 6.01(f) hereto, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder (in the case of the Borrowers) and to consummate the transactions contemplated by the Loan Documents to which it is a party, and (iii) is duly qualified to do business and is in good standing in each jurisdiction as set forth in Schedule 6.01(f) hereto, which are all jurisdictions in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

                  (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene the charter, by-laws or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien, (other than pursuant to any such Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a Material Adverse Effect.

                  (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by each Loan Party of any Loan Document to which it is or will be a party.

                  (d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which each Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally, the enforcement of creditors' rights and remedies and by general principles of equity.

                  (e) Inventory Locations; Places of Business; Chief Executive Office. There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than (i) those locations listed on Part A of Schedule 6.01(e) hereto and
(ii) any other locations approved in writing by the Agent pursuant to the definition of "Eligible Inventory". Part B of Schedule 6.01(e) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored. None of the receipts received by a Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns. Part C of Schedule 6.01(e) sets forth a complete and accurate list as of the date hereof of (A) each place of business of each Loan Party; and (B) the chief executive office of each Loan Party. Part D of Schedule 6.01(e) sets forth a complete and accurate description and list as of the date hereof of the location, by state and street address, of all real property owned and leased by the Company and its Subsidiaries.

                  (f) Subsidiaries. (i) Schedule 6.01(f) hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Company in existence on the date hereof. Except as provided in Schedule 6.01(f) hereto, all shares of such stock owned by the Company or one or more of its Subsidiaries, as indicated in such Schedule, are owned free and clear of all Liens other than Liens created by the Loan Documents.

                  (ii) Each Inactive Subsidiary conducts no business and does not have any assets or liabilities except that (A) Unishops of Clarkin's, Inc. owns two vacant parcels of real property in Akron, Ohio and Youngstown, Ohio and has the customary liabilities associated with owning real property, (B) Sport-U-Pex International, Inc. engages in certain production and quality control activities, (C) Davco Accessories, Inc. is the tenant on a lease for the premises located at 350 Fifth Avenue, New York, New York and has the customary liability associated with being a tenant, and (D) The Marcade Group Realty Corp. owns the Capital Stock of the Subsidiary Retailers and ECI Jeffersonville, Inc.

                  (g) Litigation. Except as set forth on Schedule 6.01(g) hereto, on the Effective Date there is no pending or, to the best of the Loan Parties' knowledge, threatened action, suit or proceeding affecting the Company or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator. There is no pending or, to the best of the Loan Parties' knowledge, threatened action, suit or proceeding affecting the Company or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator which may have a Material Adverse Effect.

                  (h) Financial Condition. (i) The Financial Statements, copies of which have been delivered to the Lenders, fairly present the financial condition of the Company and its Subsidiaries as at the respective dates thereof and the results of operations of the Company and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 1998 and after giving effect to the financing contemplated by this Agreement and the transactions described in Section 5.01(h) there has been no Material Adverse Effect.

                  (ii) The Company has heretofore furnished to the Agent and the

Lenders projected balance sheets, income statements and statements of cash flow prepared on a monthly basis for the period from January 1, 1999 to December 31, 1999 and such projections were believed at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Company, and have been based on assumptions believed by the Company to be reasonable at the time made and upon the best information then reasonably available to the Company.

                  (iii) The Company has heretofore furnished to the Agent and the Lenders a pro forma consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1998. Such pro forma consolidated balance sheet is unaudited and is adjusted to give effect to the transactions described in Section 5.01(h). Such pro forma consolidated balance sheet (including any related schedules and notes) has been prepared on the basis of the statements and assumptions set forth therein and the projections and the assumptions expressed therein were reasonably based on the information available to the Company at the time so furnished.

                  (i) Compliance with Law, Etc. Neither the Company nor any other Loan Party is in violation of its charter or by-laws, any law or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties, except where such violation of an instrument or agreement is not reasonably likely to result in a Material Adverse Effect.

                  (j) ERISA. Schedule 6.01(j) hereto sets forth each Employee Plan and Multiemployer Plan. Except as set forth on Schedule 6.01(j) hereto (i) each Employee Plan is in substantial compliance with the applicable provisions of ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (v) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months. Except as set forth on Schedule 6.01(j) hereto, neither the Company nor any other Loan Party nor any of their respective ERISA Affiliates have incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, except for such withdrawal liability that could not have a Material Adverse Effect, and neither the Company nor any other Loan Party is aware of any facts indicating that the Company or any other Loan Party or any of their respective ERISA Affiliates may in the future incur any such withdrawal liability. Except as required by Section 4980B of the Internal Revenue Code, neither the Company nor any other Loan Party nor any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company or any other Loan Party or any of their respective ERISA Affiliates or coverage after a participant's termination of employment. Neither the Company nor any other Loan Party nor any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied, except for such liability or obligation which could not have a Material Adverse Effect.

                  (k) Taxes, Etc. Except as set forth in Schedule 6.01(k) hereto, all Federal, state and local tax returns and other reports required by applicable law to be filed by the Company and each Loan Party have been filed, and all taxes, assessments and other governmental charges imposed upon the Company or any other Loan Party or any property of the Company or such other Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

                  (l) Regulations T, U and X. Neither the Company nor any other Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (m) Nature of Business. Neither the Company nor any other Loan Party is engaged in any business other than the importation, distribution and sales of men's, women's and children's sportswear and outerwear, and other businesses incidental thereto.

                  (n) Adverse Agreements, Etc. Neither the Company nor any other Loan Party nor any of their respective Subsidiaries is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which has or, to the best knowledge of the Company and the other Loan Parties, in the future is reasonably likely to result in, a Material Adverse Effect.

                  (o) Holding Company and Investment Company Acts. Neither the Company nor any other Loan Party is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                  (p) Permits, Etc. Each Loan Party has all material permits, licenses, consents, authorizations and approvals required for them lawfully to own and operate their business.

                  (q) Title to Properties. Each Loan Party has good and marketable title to all of their properties and assets, free and clear of all Liens, and other types of preferential arrangements except such as are permitted by Section 7.02(a) hereof.

                  (r) Full Disclosure. No Loan Document or schedule or exhibit thereto and no certificate, report, statement or other document or information furnished in writing by or on behalf of the Loan Parties to the Lenders in connection herewith or with the consummation of the transactions contemplated hereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect. There is no fact reasonably likely to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

                  (s) Operating Lease Obligations. The Company and the other Loan Parties do not have any obligations as lessee for the payment of rent for any real or personal property other than the Operating Lease Obligations set forth in Schedule 6.01(s) hereto.

                  (t) Environmental Matters. (i) The operations of the Loan Parties are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest except, in each case, where the Release would not reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Actions have been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which is reasonably likely to have a Material Adverse Effect; and (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which are reasonably likely to result in a Material Adverse Effect.

                  (u) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

                  (v) Insurance. The Loan Parties keep their properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by them, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by the Agent.
Schedule 6.01(v) sets forth a summary of the insurance of the Loan Parties as existing on the Effective Date.

                  (w) Use of Proceeds. The proceeds of the Loans shall be used to refinance existing Indebtedness of the Borrowers, for general working capital purposes of the Borrowers and to make intercompany loans and advances permitted by Sections 7.02(b)(iii) and 7.02(f)(iii) and (iv) hereof. The Letters of Credit will be used to finance the purchase by the Borrowers of Inventory and for other general working capital purposes.

                  (x) Security Interests. The Security Documents create in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral. Upon the filing of the UCC-1 financing statements described in Section 5.01(d)(vi), the recording of the Collateral Assignment for Security (Trademarks), referred to in the Security Agreement, in the United States Patent and Trademark Office, and the delivery to the Agent of the Pledged Collateral (as defined in the Pledge Agreements) such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (except as permitted by Section 7.02(a) hereof), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignment for Security (Trademarks) pursuant to the Security Agreement in the United States Patent and Trademark Office, with respect to after-acquired U.S. patent and trademark applications and registrations, (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property, and (iv) the registration of all U.S. copyrights and the recordation of the Collateral Assignment for Security (Copyrights) in the United States Copyright Office.

                  (y) Tradenames. Schedule 6.01(y) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by the Company and its Subsidiaries.

                  (z) Solvency. After giving effect to the transactions contemplated or required to occur by the terms of this Agreement, each Loan Party is, individually and together with its Subsidiaries, Solvent.

                  (aa) Material Contracts. Set forth on Schedule 6.01(aa) hereto is a complete and accurate list as of the Effective Date of all Material Contracts of the Company and its Subsidiaries, showing the parties thereto and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best of such Loan Party's knowledge, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) there exists no default under any Material Contract by any Loan Party thereto or, to the Loan Parties' knowledge, any other party thereto.

                  (bb) Representations and Warranties in Documents; No Default. All representations and warranties set forth in the Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

                  (cc) Location of Bank Accounts. Schedule 6.01(cc) hereto sets forth a complete and accurate list as of the Effective Date of all deposit and other accounts maintained by the Company and its Subsidiaries together with a description thereof (i.e. the bank at which such deposit or other account is maintained and the account number and the purpose thereof).

                  (dd) Year 2000 Compliance. Any reprogramming or other remedial action required to permit the proper functioning, in and following the year 2000, of (A) the Borrowers' and the Guarantors' computer systems and (B) equipment containing embedded microchips (including, to the knowledge of Borrowers and Guarantors, systems and equipment supplied by others or with which Borrowers' and the Guarantors' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by July 1, 1999. The cost to the Borrowers and the Guarantors of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrowers and the Guarantors (including, without limitation, reprogramming errors and the failure of others' systems or equipment) is not reasonably likely to result in an Event of Default or have a Material Adverse Effect. Except for such of the reprogramming and other remedial action referred to in the preceding sentences of this Section 6.01(dd) as may be necessary, the computer and management information systems of the Borrowers and the Guarantors are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Borrowers and the Guarantors to conduct their business without a Material Adverse Effect.

                  (ee) License Agreements. Set forth on Schedule 1.01C hereto is a complete and accurate list of all trademark license agreements to which a Borrower is a party as licensee, showing the parties thereto and amendments and modifications thereto. Each such License Agreement (i) is in full force and effect and is binding upon and enforceable against each Borrower that is a party thereto and, to the best of such Borrower's knowledge, all other parties thereto in accordance with its terms, and (ii) has not been otherwise amended or modified, and there exists no default under any such License Agreement by any Borrower thereto or, to the Borrower's knowledge, any other party thereto.

                                   ARTICLE VII

                            COVENANTS OF THE BORROWER

          SECTION 7.01. Affirmative Covenants. So long as any principal of or interest on the Loans or the Reimbursement Obligations or any other Letter of Credit Obligations (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Company and the Borrowers will unless the Required Lenders shall otherwise consent in writing:

                  (a) Reporting Requirements. Furnish to the Lenders:

                  (i) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of the Company, consolidated and, with respect to the Borrowers, consolidating balance sheets, consolidated and, with respect to the Borrowers, consolidating statements of income and retained earnings and consolidated and, with respect to the Borrowers, consolidating statements of cash flow of the Company and its Consolidated Subsidiaries as at the end of such Fiscal Quarter; and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by the chief financial officer and the chief operating officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the results of operations and changes in financial position of the Company and its Consolidated Subsidiaries for such Fiscal Quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lender, subject to year end adjustments and the lack of footnote disclosure;

                  (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company, consolidated and, with respect to the Borrowers, consolidating balance sheets, consolidated and, with respect to the Borrowers, consolidating statements of income and retained earnings and consolidated and, with respect to the Borrowers, consolidating statements of cash flow of the Company and its Consolidated Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and (in the case of the consolidated balance sheets and statements of income, retained earnings and cash flow) accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of a "Big Five" public accounting firm or other independent certified public accountants of recognized standing selected by the Company and satisfactory to the Agent, together with a written statement of such accountants
(1) to the effect that, in performing their audit, nothing came to their attention that caused them to believe that the Company failed to comply with the terms, covenants, provisions or conditions of Sections 7.02(a) through (j), (m),
(p), (q) and (s) through (v) of this Agreement in so far as they relate to accounting matters and (2) if such accountants shall have obtained any knowledge of non-compliance with the terms, covenants, provisions or conditions of Sections 7.02(a) through (j), (m), (p), (q), (s), (t) and (v), describing the nature thereof;

                  (iii) as soon as available and in any event within 45 days of the end of each Fiscal Month commencing in January 2000, an internally prepared consolidated and, with respect to the Borrowers, consolidating balance sheets, consolidated and, with respect to the Borrowers, consolidating statements of income and retained earnings and consolidated and, with respect to the Borrowers, consolidating statements of cash flow for such Fiscal Month of the Company and its Consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of such Fiscal Year to the end of such Fiscal Month all in reasonable detail and certified by the chief financial officer and the chief operating officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Month and the results of operations and changes in financial position of the Company and its Consolidated Subsidiaries for such Fiscal Month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lender, subject to year end adjustments and lack of footnote disclosure;

                  (iv) simultaneously with the delivery of the financial statements required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of the chief financial officer and the chief operating officer of the Company, stating (a) that such officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his supervision a review of the condition and operations of the Company and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Company and its Subsidiaries were in compliance with all of the provisions of such Loan Documents at the times such compliance is required by the Loan Documents, and that such review has not disclosed, and such officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or such Default existed, describing the nature and period of existence thereof and the action which the Company and its Subsidiaries propose to take or took with respect thereto and
(b) a schedule showing the calculations specified in Section 7.02(p) of this Agreement;

                  (v) (A) within 2 Business Days after the end of each two-week period, a report, current as of the close of business on the last Business Day of such two-week period, containing an internal breakdown of each Borrower's Inventory, appropriately completed with information reasonably satisfactory to the Agent, subject to the month-end adjustments and current as of the close of business on the last day of such two week period immediately prior to such date,
(B) within 15 days after the end of each month, a schedule, in form and substance reasonably satisfactory to the Agent, current as of the close of business on the last day of such month, certified by the chief financial officer and the chief operating officer of each Borrower, containing a breakdown of each Borrower's Inventory by amount and valued at cost (which shall include dollar valuation by location) and warehouse and production facility location, appropriately completed with information reasonably satisfactory to the Agent, incorporating all appropriate month-end adjustments and current as of the close of business on the last day of such month immediately prior to such date, and
(C) within 2 Business Days after the end of each two-week period, a Borrowing Base Certificate, current as of the close of business on the Friday of the immediately preceding week, setting forth the calculation of the Borrowing Base and Availability for the Borrowers;

                  (vi) (x) on or before November 1 of each calendar year, financial projections, in form and substance reasonably satisfactory to the Agent, for the succeeding calendar year for the Company and its Subsidiaries and
(y) on or before June 1, 1999 and thereafter on or before June 1 of each calendar year if a material change has occurred in the projections delivered on or before the preceding November 1, or any of the assumptions contained therein, updated financial projections, in form and substance reasonably satisfactory to the Agent, for the remaining six month period in such year for the Company and its Subsidiaries, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Company to be reasonable at the time made and from the best information then available to the Company;

                  (vii) promptly upon their becoming available, a copy of (i) all consultants' reports, investment bankers' reports (other than reports prepared by such consultants or investment banks in connection with the proposed acquisition of any Person), accountants' management letters, business plans and similar documents, (ii) all reports, financial statements or other information delivered by the Company or any other Loan Party to its shareholders, (iii) all reports, proxy statements, financial statements and other information generally distributed by the Company or any other Loan Party to its creditors or the financial community in general (other than the customary financial reports given by the Loan Parties to the licensor under any License Agreement), and (iv) any audit or other reports submitted to the Company or any other Loan Party by independent accountants in connection with any annual, interim or special audit;

                  (viii) promptly after submission to any Government Authority all documents and information furnished to such Government Authority in connection with any investigation of any Borrower or Guarantor other than routine inquiries by such Governmental Authority;

                  (ix) as soon as possible, and in any event within five days after the occurrence of an Event of Default or Default, or an event having a Material Adverse Effect, the written statement of the chief operating officer and the chief financial officer of each Borrower, setting forth the details of such Event of Default, Default or event and the action which the Company and its Subsidiaries propose to take with respect thereto;

                  (x) (A) as soon as possible and in any event (1) within 30 days after the Borrowers, the Guarantors or any of their respective ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Employee Plan has occurred, (2) within 10 days after the Borrowers, the Guarantors or any of their respective ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Employee Plan has occurred, (3) within 10 days after any of the Borrowers, any of the Guarantors or any of their respective ERISA Affiliates knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of the chief financial officer and the chief operating officer of the Company setting forth the details of such occurrence and the action, if any, which the Borrowers, the Guarantors or any of their respective ERISA Affiliates proposes to take with respect thereto, or (4) within ten (10) days after any of the Borrowers, any of the Guarantors or any of their respective ERISA Affiliates knows or has reason to know that a required installment under Section 412 of the Internal Revenue Code will not or has not been made to any Employee Plan by its due date, a statement of the chief financial officer and the chief operating officer of the Company setting forth the details of such occurrence and the action, if any, which the Borrowers, the Guarantors, or any of their respective ERISA Affiliates proposes to take with respect thereto, (B) promptly and in any event within two Business Days after receipt thereof by the Borrowers, the Guarantors or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation, copies of the notice received by the Borrowers, the Guarantors or any of their respective ERISA Affiliates of the Pension Benefit Guaranty Corporation's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten days after receipt thereof by the Borrowers, the Guarantors or any of their respective ERISA Affiliates from a sponsor of a Multiemployer Plan or from the Pension Benefit Guaranty Corporation, a copy of the notice received by the Borrowers, the Guarantors or any of their respective ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (E) promptly and in any event within 10 Business Days after any of the Borrowers, any of the Guarantors or any of their respective ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrowers, the Guarantors or any of their respective ERISA Affiliates;

                  (xi) as soon as available and in any event (A) within 5 days after receipt or delivery thereof, copies of any material notices that the Borrowers receive from or send to any of their licensors in connection with the License Agreements or that the Company receives or sends in respect of the BONY Indebtedness, and (B) within 2 days prior to the effective date thereof, copies of any new trademark license agreements entered into by any Subsidiary of the Company or any material amendments, modifications, waivers or other changes to any of the License Agreements or any BONY Loan Documents;

                  (xii) promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Company or any other Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which may have a Material Adverse Effect;

                  (xiii) as soon as available and in any event within ten (10) days after the occurrence of any termination of any employee of the Loan Parties that has a severance agreement with the Loan Parties and is entitled to a severance payment from the Loan Parties, a report, in form and substance reasonably satisfactory to the Agent, describing in reasonable detail such severance payments including the dates and amounts of such payments and the identity of the employee receiving such payments;

                  (xiv) as soon as possible and in any event on or prior to March 26, 1999, a business plan for Stetson in form and substance reasonably acceptable to the Required Lenders; and

                  (xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any other Loan Party that the Agent from time to time may reasonably request.

                  (b) Guaranties, Etc. Cause each of their respective Subsidiaries not existing on the Effective Date to execute and deliver to the Agent promptly, and in any event within 15 days after the formation or acquisition thereof (i) a guaranty, substantially in the form of Exhibit B-1 hereto, guaranteeing the Obligations, and (ii) a security agreement, substantially in the form of Exhibit C-2 hereto, securing such guaranty, and, in connection with each such delivery, cause to be delivered to the Agent, in form and substance satisfactory to the Agent, a favorable written opinion of counsel reasonably satisfactory to the Agent as to such matters relating thereto as the Agent may reasonably request, together with such other agreements, instruments, approvals or other documents as the Agent may reasonably request. Within 15 days after the earlier of (i) such date on which the BONY Indebtedness is paid in full, and (ii) such date on which BONY releases its lien and security interest in the issued and outstanding capital stock of ECI, cause the Company to deliver a pledge agreement to the Agent, substantially in the form of Exhibit D hereto, securing the obligations of the Company hereunder, together with original stock certificates representing all of the outstanding common stock of ECI, and in connection with such delivery cause to be delivered to the Agent, in form and substance satisfactory to the Agent, a written favorable opinion of counsel reasonably satisfactory to the Agent as to such matters relating thereto as the Agent may reasonably request, together with such agreements, instruments, approvals or other documents as the Agent may reasonably request. In addition, within 15 days after the formation or acquisition of any Subsidiary not existing on the Effective Date, the parent of such Subsidiary shall pledge all of the Capital Stock of such Subsidiary to the Agent pursuant to the terms of the Pledge Agreement to which such parent is a party or pursuant to a pledge agreement substantially in the form of Exhibit D hereto.

                  (c) Compliance with Laws, Etc. Comply, and cause each of their respective Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying before the same become delinquent all required contributions to any Employee Plan or Multiemployee Plan, and (iii) paying all lawful claims which if unpaid might become a Lien upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

                  (d) Preservation of Existence, Etc. Maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary except (i) where such failure to qualify is not reasonably likely to result in a Material Adverse Effect or (ii) to the extent permitted under Section 7.02(d) hereof.

                  (e) Keeping of Records and Books of Account. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

                  (f) Inspection Rights. Permit, and cause each of their Subsidiaries to permit, the Agent, or any agents or representatives thereof at any time and from time to time upon reasonable notice to the Administrative Borrower, during normal business hours to examine and make copies of and abstracts from their records and books of account, to visit and inspect their properties, to conduct audits, physical counts, valuations or examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof, provided that (i) the foregoing shall be in a manner so as to not unduly disrupt the business of the Borrowers and (ii) such notice shall not be required if an Event of Default has occurred and is continuing.

                  (g) Maintenance of Properties, Etc. Except as may be permitted by Section 7.01(d) hereof, maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply, in all material respects, and cause each of their Subsidiaries to comply, in all material respects, at all times with the provisions of all leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

                  (h) Maintenance of Insurance. Maintain for the Company and its Subsidiaries, with responsible and reputable insurance companies or associations insurance (including, without limitation, comprehensive general liability and property and casualty insurance) with respect to their properties and business, in such amounts and covering such risks, as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

                  (i) Environmental. Cause each Loan Party to (i) keep any property either owned or operated by it free of any Liens arising under any Environmental Laws;

(ii) comply in all material respects with Environmental Laws and shall provide to the Agent documentation of such compliance which the Agent reasonably requests; (iii) immediately notify the Agent of any Release of a Hazardous Material in excess of any reportable quantity and take any Remedial Actions required to abate said Release; and (iv) promptly provide the Agent with written notice within ten (10) days of the receipt of any Environmental Action or notice that an Environmental Action will be filed against either of the Borrowers.

                  (j) Further Assurances. Shall, and shall cause each Subsidiary to, do, execute, acknowledge and deliver, at the sole cost and expense of the Borrowers all such further acts, deeds, conveyances, mortgages, assignments, estoppel certificates, financing statements, notices of assignment, transfers and assurances as the Agent may reasonably require from time to time in order to
(i) carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) subject to valid and perfected first priority Liens, all the Collateral, (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and
(iv) better assure, convey, grant, assign, transfer and confirm unto the Agent, the Lenders and the L/C Issuer the rights now or hereafter intended to be granted to the Agent, the Lenders and the L/C Issuer under this Agreement, any Loan Document or any other instrument under which the Borrowers, the Guarantors or any of their respective Subsidiaries may be or may hereafter become bound for carrying out the intention or facilitating the performance of the terms of the Agreement.

                  (k) Key Man Life Insurance. (i) No later than sixty (60) days after the Effective Date, furnish to the Agent a copy of the key man life insurance policy on the life of Arnold Simon in the amount of $5,000,000, from a responsible and reputable life insurance company, together with a collateral assignment of such life insurance policy to the Agent for the benefit of the Lenders, duly executed by each of the Borrowers, and acknowledged by the home office of the insurance company, in form and substance reasonably satisfactory to the Agent.

                  (ii) Maintain at all times on and after the date which is sixty (60) days after the Effective Date, key man or other life insurance policies on the life of Arnold Simon from a responsible and reputable life insurance company in an amount of not less than $5,000,000, together with an assignment of such life insurance policies to the Agent for the benefit of the Lenders.

                  (l) Real Estate. If at any time any Loan Party or any of its Subsidiaries acquires any fee interest in real property, such Loan Party shall promptly execute, deliver and record, or cause such Subsidiary to execute, deliver and record, a first priority mortgage and/or deed of trust in favor of the Agent covering such real property interest, in form and substance reasonably satisfactory to the Agent, and provide the Agent with a title insurance policy covering such real property interest in an amount reasonably acceptable to the Agent, a current ALTA survey thereof, a surveyor's certificate, a satisfactory legal description of such property and an opinion from special counsel to such Loan Party, each in form and substance reasonably satisfactory to the Agent and as to such matters as the Agent may reasonably request together with a report of title on forms of and issued by a title company reasonably satisfactory to the Agent ("Title Company"), subject to such exceptions as are reasonably satisfactory to the

Agent, and, to the extent necessary under applicable law, Uniform Commercial Code financing statements covering fixtures, in each case appropriately completed and duly executed, for filing in the appropriate county land office and evidence that such Loan Party shall have paid to the Title Companies all expenses of the Title Companies in connection with the issuance of such reports and in addition shall have paid to the Title Companies an amount equal to the recording and stamp taxes (including mortgage recording taxes), if any, payable in connection with recording such mortgages in the appropriate county land offices, each in form and substance reasonably satisfactory to the Agent. In addition, each such Loan Party delivering a mortgage and/or deed of trust pursuant to this paragraph (l) shall, within 30 days after a request by the Agent, cause to be performed, at the Borrowers' cost and expense, a Phase I environmental audit (and, if reasonably requested by the Agent based upon the results of such Phase I Audit, a Phase II Audit), in form and substance and by an independent firm reasonably satisfactory to the Agent.

                  (m) Change in Collateral; Collateral Records. Give the Agent not less than thirty days' prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its Liens thereon. The Borrowers shall also advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon. The Borrowers agree to execute and deliver to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Borrowers' failure, however, to promptly give the Agent such statements or schedules shall not effect, diminish or modify or otherwise limit the Agent's security interest in the Collateral.

                  (n) Borrowing Base. Maintain all Revolving Credit Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.

                  (o) Inventory and Intellectual Property Appraisals. Furnish to the Lenders within one hundred twenty (120) days of the Effective Date, appraisals, by an appraiser satisfactory to the Agent, at the sole cost and expense of the Borrowers, satisfactory to the Agent, of all inventory and trademarks of the Borrowers, such appraisals to be performed on an "orderly liquidation value" basis.

                  (p) Landlord and Licensor Waivers. Use its best efforts to furnish to the Agent as soon as possible and in any event (i) prior to June 1, 1999, (A) a landlord waiver in form and substance satisfactory to the Agent from each of the Borrowers' and the Guarantors' landlords, and (B) a warehouse access agreement in form and substance satisfactory to the Agent with respect to ECI's warehouse located in Secaucus, New Jersey, and (ii) within 60 days of the Effective Date, a licensor waiver letter, in form and substance satisfactory to the Agent, for each License Agreement, executed by each licensor.

                  (q) Year 2000 Compatibility. Each of the Borrowers and the Guarantors shall take all reasonable action necessary to assure that the Borrowers' and the

Guarantors' computer-based systems are to operate and effectively process data including data fields requiring references to dates on and after January 1, 2000. At the request of the Agent, the Borrowers and the Guarantors shall provide to the Agent written assurances and other evidence acceptable to the Agent and the Lenders of the Borrowers' and the Guarantors' compliance with this
Section 7.01(q).

          SECTION 7.02. Negative Covenants. So long as any principal of or interest on the Loans or any Letter of Credit Obligations (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Company and the Borrowers will not without the prior written consent of the Required Lenders:

                  (a) Liens, Etc. Create or suffer to exist, or permit any of their Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any right to receive income, other than:

                  (i) Liens created pursuant to the Loan Documents;

                  (ii) Liens existing on the date hereof, as set forth in
Schedule 7.02(a)(ii) hereto, and the renewal and replacement of such Liens, provided that any such renewal or replacement Lien shall be limited to the property or assets covered by the Lien renewed or replaced and the Indebtedness secured by any such renewal or replacement Lien shall be in an amount not greater than the amount of Indebtedness secured by the Lien renewed or replaced;

                  (iii) Liens for taxes, assessments or governmental charges or levies to the extent that the payment thereof shall not be required by Section 7.01(c) hereof;

                  (iv) Liens created by operation of law (other than Liens created under ERISA or Environmental Laws), such as materialmen's liens, mechanics' liens and other similar Liens, arising in the ordinary course of business and securing claims the payment of which shall not be required by
Section 7.01(c) hereof;

                  (v) deposits, pledges or Liens (other than Liens arising under ERISA or the Internal Revenue Code) securing (A) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are incurred or otherwise arise in the ordinary course of business and secure obligations which are not past due;

                  (vi) easements, rights-of-way, zoning and similar restrictions and other similar charges and encumbrances on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or materially impair the use thereof by the Borrowers, the Guarantors or any of their Subsidiaries in the normal conduct of such Person's business;

                  (vii) Liens created under the Factoring Agreements;

                  (viii) to the extent permitted by Section 7.02(g), purchase money liens on or purchase money security interests in equipment acquired or held in the ordinary course of business of the Borrowers, the Guarantors and their Subsidiaries securing Indebtedness not exceeding in any Fiscal Year of the Company the aggregate principal amount of $3,000,000 for the Borrowers, the Guarantors and their Subsidiaries.

                  (b) Indebtedness. Create, incur or suffer to exist, or permit any of their Subsidiaries to create, incur or suffer to exist, any Indebtedness, other than:

                  (i) Indebtedness created hereunder or under the Notes or any Letter of Credit;

                  (ii) Indebtedness existing on the date hereof, as set forth in
Schedule 7.02(b)(ii) hereto, and any extensions of maturity, refinancing or modification of the terms thereof, provided that such extension, refinancing or modification (A) is pursuant to terms that are not less favorable to the Borrowers or the Guarantors than the terms of the Indebtedness being extended, refinanced or modified, (B) after giving effect to the extension, refinancing or modification, such Indebtedness is not greater than the amount of the Indebtedness outstanding immediately prior to such extension, refinancing or modification, and (C) the extension, refinancing or modification does not change the Persons liable for such Indebtedness;

                  (iii) intercompany Indebtedness permitted by (A) Section 7.02(f)(iii) owing to any Borrower by the other Borrower provided that (x) the repayment of such Indebtedness shall be subordinated to the payment of the Obligations pursuant to the terms of and evidenced by one or more promissory notes substantially in the form of Exhibit K hereto, and (y) such notes shall be pledged to the Agent for the benefit of the Lenders and (B) Section 7.02(f)(v) owing to any Borrower by the Company;

                  (iv) Indebtedness permitted by subsection (c) of this Section 7.02;

                  (v) Indebtedness secured by Liens or security interests permitted by clause (viii) of section (a) of this Section 7.02 and any extension of maturity, refinancing or other modification of the terms thereof, provided, however, that such extension, refinancing or modification (A) is pursuant to terms that are not less favorable to the Loan Parties than the terms of the Indebtedness being extended, refinanced or modified, (B) after giving effect to the extension, refinancing or modification of such Indebtedness, the amount of such Indebtedness outstanding is not greater than the amount of such Indebtedness outstanding immediately prior to such extension, refinancing or modification and (C) the extension, refinancing or modification does not change the Persons liable for such Indebtedness;

                  (vi) Indebtedness under Hedging Agreements;

                  (vii) Indebtedness under Capitalized Leases permitted by
Section 7.02(g);

                  (viii) unsecured Indebtedness of the Company, the Net Proceeds of which are applied to prepay the Revolving Credit Loans pursuant to Section 2.07(e) of this Agreement to the extent required to be so prepaid or used to prepay, purchase, redeem, retire, defease or otherwise acquire the Borrower's Indebtedness in accordance with Section 7.02(t)(ii) of this Agreement; and

                  (ix) unsecured Indebtedness of a Loan Party to the City of New Bedford in an aggregate principal amount of up to $500,000 pursuant to terms acceptable to the Required Lenders.

                  (c) Guaranties, Etc. Assume, guarantee, indorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), in connection with any Indebtedness of any other Person or permit any of their Subsidiaries to do so, other than:

                  (i) guaranties in favor of the Agent and the Lenders;

                  (ii) guaranties by indorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                  (iii) guaranties existing on the date hereof, as set forth in
Schedule 7.02(c)(iii) hereto but not any renewal or other modification thereof, provided that if the Indebtedness guaranteed by such guaranty may be refinanced pursuant to the terms of this Agreement, such guaranty may be renewed; and

                  (iv) guaranties for the benefit of and advances in favor of suppliers of the Loan Parties incurred in the ordinary course of the Loan Parties business, in an aggregate amount not to exceed $1,000,000 at any one time outstanding.

                  (d) Merger, Consolidation, Sale of Assets, Etc.

                  (i) Merge or consolidate with any Person, or permit any of their Subsidiaries to merge or consolidate with, any Person; provided, however, that the Borrowers may merge and any Loan Party (other than the Borrowers) may be merged into a Borrower or a Guarantor or another such Subsidiary, or may consolidate with another such Subsidiary, so long as (A) no other provision of this Agreement would be violated thereby, (B) the Company gives the Agent at least 60 days' prior written notice of such merger or consolidation and (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transactions.

                  (ii) Sell, assign, lease or otherwise transfer or dispose of, or permit any of its Subsidiaries to sell, assign, lease or otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, any of its properties, rights or other assets whether now owned or hereafter acquired to any Person, provided that subject to the terms of Section
2.07 hereof, (A) the Borrowers may sell Inventory in the ordinary course of business, (B) the Company and its Subsidiaries may dispose of obsolete or worn-out property in the ordinary course of business, (C) the Loan Parties may sell or otherwise dispose of assets, other than Inventory, for fair market value, provided that the aggregate Net Proceeds of such dispositions do not exceed $200,000, (D) the Borrowers may sell Accounts Receivable to the Factor pursuant to the Factoring Agreements, and (E) the Borrowers may enter into trademark licensing agreements as a licensor, provided, that such trademark licensing agreements are reasonably satisfactory to the Agent.

                  (e) Change in Nature of Business. Make, or permit any of their Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

                  (f) Investments, Etc. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase, hold or otherwise acquire, or permit any of its Subsidiaries to purchase, hold or otherwise acquire, any Capital Stock, other securities, properties, assets or obligations of, or any interest in, any Person, other than:

                  (i) Permitted Investments;

                  (ii) investments existing on the date hereof, as set forth in
Schedule 7.02(f)(ii);

                  (iii) loans or advances made by any Borrower to the other Borrower, provided that (A) the repayment of all such loans and advances is subordinated to the payment of the Obligations pursuant to the terms of and evidenced by one or more promissory notes substantially in the form of Exhibit K hereto, and (B) such Notes shall be pledged to the Agent for the benefit of the Lenders;

                  (iv) loans or advances to employees in the ordinary course in an amount not to exceed $250,000, at any time outstanding to any individual Person and $1,000,000 in the aggregate;

                  (v) loans and advances by any Borrower to the Company in the ordinary course of business (A) in amounts necessary to pay customary expenses of the Company in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Company), (B) in amounts necessary to pay taxes when due and owing by the Company, (C) in amounts necessary to pay principal and interest when due and payable by the Company to BONY pursuant to the BONY Loan Documents; (D) in amounts necessary to pay severance payment due to Charles S. Ramat pursuant to the Retention Agreement dated as of February , 1999 by and among the Company, the Borrowers and Charles S. Ramat, provided, that, the aggregate amount of such severance payment shall not exceed $2,500,000; (E) in an additional amount which, when added to the dividends permitted to be made by the Borrowers to the Company pursuant to Section 7.02(i)(i)(E) of this Agreement does not exceed the aggregate amount of $1,000,000 for any Fiscal Year, and (F) for the purchase of Capital Stock of the Company permitted by Section 7.02(i)(iv) of this Agreement, provided that, (x) the loans and advances permitted to be made in this Section 7.02(f)(v) and the dividends permitted to be made in Section 7.02(i)(i) of this Agreement are intended to permit payments solely for the uses described in such Sections without duplication of payments for any such uses and (y) at the election of the Agent which the Agent may and, upon the direction of the Required Lenders, shall make by notice to the Company, no such loans or advances shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such Loan or advance or, in the case of clause (F) above, if immediately before or after giving effect to any such loan or advance, the Loans and Letter of Credit Obligations exceed the Borrowing Base Before Overadvance Amount;

                  (vi) investments after the date of this Agreement in Subsidiaries not existing on the Effective Date, provided that (A) each such Subsidiary complies with the requirements of Section 7.01(b) of this Agreement, and (B) the Required Lenders consent in writing to such investment; and

                  (vii) guaranties for the benefit of and advances in favor of suppliers of the Loan Parties incurred in the ordinary course of the Loan Parties business, in an aggregate amount not to exceed $1,000,000 at any one time outstanding.

                  (g) Lease Obligations. Create, incur or suffer to exist, or permit any of their Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) obligations under Capitalized Leases (other than the existing Capitalized Leases set forth on Schedule 7.02(g) hereto) which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by the Loan Parties in any Fiscal Year to exceed the amounts set forth in subsection (h) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations (other than pursuant to Operating Leases set forth on Schedule 7.02(g) hereto) owing by the Loan Parties in any Fiscal Year to exceed $2,000,000 or such greater amount as shall be approved by the Required Lenders.

                  (h) Capital Expenditures. Make or be committed to make, or permit any of its Subsidiaries to make or be committed to make, any expenditure (by purchase or Capitalized Lease) for fixed or capital assets other than expenditures (including obligations under Capitalized Leases) which would not cause the aggregate amount of all such expenditures to exceed $3,000,000 for any Fiscal Year, provided that for any Fiscal Year an amount equal to the carryover amount for such Fiscal Year may be carried over to the next succeeding Fiscal Year (but no further succeeding fiscal year). As used herein, "carryover amount" means for any Fiscal Year the excess of the amount of Capital Expenditures permitted for such Fiscal Year as set forth above over the amount of Capital Expenditures actually made during such Fiscal Year. For the purpose of this Section, the purchase price of equipment which is purchased with insurance proceeds or condemnation awards shall be considered expenditures for fixed or capital assets only to the extent of the gross purchase price less the amount of such insurance proceeds or condemnation awards.

                  (i) Dividends, Prepayments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders as such, or make any other payment or distribution of assets to its stockholders as such, or permit any of its Subsidiaries to do any of the foregoing or to purchase or otherwise acquire for value any stock of any Loan Party or make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, defease or otherwise retire, any Indebtedness of any Loan Party (other than Indebtedness under the Loan Documents) before its scheduled due date; provided, however, that
(i) the Borrowers may pay dividends to the Company (A) in amounts necessary to pay customary expenses of the Company in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Company), (B) in amounts necessary to pay taxes when due and owing by the Company, (C) in amounts necessary to pay principal and interest when due and payable by the Company to BONY pursuant to the BONY Loan Documents, (D) in amounts necessary to pay severance payment due to Charles S. Ramat pursuant to the Retention Agreement dated as of February 1999 by and among the Company, the Borrowers and Charles S. Ramat, provided, that, the aggregate amount of such severance payment shall not exceed $2,500,000; (E) in an additional amount which, when added to the loans and advances permitted to be made by the Borrowers to the Company pursuant to
Section 7.02(f)(v) of this Agreement, does not exceed the aggregate amount of $1,000,000 for any Fiscal Year, and (F) in amounts necessary to permit the Company to make the repurchases of its shares of Capital Stock to the extent permitted by clause (iv) below, (ii) any Subsidiaries of the Borrowers may pay dividends to the Borrowers, (iii) the Company may pay dividends in the form of common Capital Stock, and (iv) the Company may repurchase shares of its Capital Stock, provided that the aggregate consideration paid for all such purchases does not exceed $1,000,000 in any Fiscal Year, provided, that, (x) the dividends permitted to be made in clause (i) of this Section 7.02(i) and the loans and advances permitted to be made in Section 7.02(f)(v) of this Agreement are intended to permit payments solely for the uses described in such Sections without duplication of payments for any such uses and (y) at the election of the Agent which the Agent may and, upon the direction of the Required Lenders, shall make by notice to the Company, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment or, in the case of clause (iv) above, if either immediately before or after giving effect to any such payment the Loans and Letter of Credit Obligations exceed the Borrowing Base Before Overadvance Amount.

                  (j) Sale of Notes, Etc. Sell, discount or otherwise dispose of notes, Accounts Receivable (other than sales of Accounts Receivable to the Factor pursuant to the Factoring Agreements) or other obligations owing to a Loan Party or permit any of their Subsidiaries to do so.

                  (k) Compromise of Receivable. Compromise or adjust any of the Accounts Receivable (or extend the time for payment thereof) or grant any discounts, allowance or credits thereon or permit any of their Subsidiaries to do so, in each case other than as permitted by the Factoring Agreements and
Section 8.01(a) of this Agreement.

                  (l) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

                  (m) Transactions with Affiliates. Except as set forth in
Schedule 7.02(m), enter into or be a party to, or permit any Subsidiary to enter into or be a party to any transaction with any Affiliate of the Company except as otherwise expressly provided in this Agreement and in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business for fair consideration and on terms no less favorable to the Company or such Subsidiary as are available from unaffiliated third parties.

                  (n) Environmental. The Loan Parties shall not allow the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by the Loan Parties except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

                  (o) Factoring Agreements. (i) Permit or cause any Factoring Agreement to terminate unless each of the following conditions has been satisfied:

                  (A) the Borrowers shall give the Lenders not less than thirty
(30) days prior written notice of any such termination, which notice shall include the identity of the new factor selected by the Borrowers and a copy of the factoring agreements and other documentation proposed to be entered into with the new factor, provided that the Borrowers shall continue to be required to comply with any additional notice requirements contained in any Factoring Agreement;

                  (B) the Required Lenders shall have approved in writing the identity of the new factor designated by the Borrowers and the form and substance of the factoring agreements and other documentation proposed to be entered into with such new factor;

                  (C) the Borrowers shall have satisfied in full all of their obligations under the existing Factoring Agreements including, without limitation, providing any indemnities required under such Factoring Agreements; and

                  (D) the Agent shall have entered into an intercreditor agreement and assignment of factoring proceeds with such new factor, which intercreditor and assignment of factoring proceeds shall be in form and substance reasonably satisfactory to the Required Lenders.

                  (ii) In the case of Stetson, sell any Inventory prior to entering into a Factoring Agreement with the Factor.

                  (p) Financial Covenants.

                  (i) Net Worth. Permit Consolidated Net Worth of the Company and its Consolidated Subsidiaries at the end of each Fiscal Quarter to be less than the sum of (i) $22,000,000 and (ii) 50% of the cumulative Consolidated Net Income, if any, of the Company and its Consolidated Subsidiaries for each Fiscal Quarter commencing with the Fiscal Quarter ending as of June 30, 1999, provided, that such amount shall not be reduced by the Consolidated Net Loss of the Company and its Consolidated Subsidiaries for any Fiscal Quarter. In addition, on March 31, 1999, the minimum Consolidated Net Worth of the Company and its Consolidated Subsidiaries required by this Section 7.02(p)(i) shall be increased by the portion of the Specified Cash Losses/Expenses that have not been incurred by the Loan Parties prior to such date.

                  (ii) Debt Service Coverage Ratio. For each period of four (4) consecutive Fiscal Quarters for which the last Fiscal Quarter ends on a date set forth below, permit the ratio of (A) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for such period to (B) the sum of (x) gross interest expense of the Company and its Consolidated Subsidiaries for such for such period plus (y) all principal of Indebtedness for borrowed money of the Company and its Consolidated Subsidiaries having a scheduled payment or due date in such period plus (z) all amounts payable by the Company and its Consolidated Subsidiaries on Capitalized Lease Obligations having a scheduled due date in such period to be less than the amount set forth below opposite such date:



                                             Debt Service
             Fiscal Quarter                 Coverage Ratio
           ------------------               --------------
           September 30, 1999                  0.75:1.0
           December 31, 1999                   0.75:1.0
           March 31, 2000                      1.00:1.0
           June 30, 2000                       1.00:1.0
           September 30, 2000                  1.25:1.0
               and thereafter




                  (iii) Net Loss. Incur an Adjusted Consolidated Net Loss for any Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 1999 of more than ($1,500,000).

                  (q) Fiscal Periods. Change the Fiscal Months, Fiscal Years and Fiscal Quarters as set forth on Schedule 1.01B, except as otherwise agreed to in writing by the Required Lenders.

                  (r) [INTENTIONALLY OMITTED.]

                  (s) Availability. Permit Availability, after giving effect to all Loans and Letter of Credit Obligations outstanding, to be less than $7,500,000 on the last day of November and December of each year.

                  (t) Amendment or Waiver of BONY Loan Documents; Prepayment of BONY Indebtedness. (i) Agree, to any amendment or other change to (or make any payment consistent with any amendment or other change to), or waive any of its rights under, any BONY Loan Document or refinance any of the BONY Indebtedness evidenced by the BONY Loan Documents without obtaining the prior written consent of the Required Lenders to such amendment, modification, payment, waiver, change or refinancing, provided that such consent shall not be required if such amendment, modification, waiver, change or refinancing does not increase the amount of any BONY Indebtedness or obligations of the Company thereunder or shorten the maturity or accelerate any payments provided for in the BONY Loan Documents existing on the Effective Date, is not adverse to the interests of the Lenders and does not provide for terms more restrictive to the Company than those terms in effect prior to such amendment, modification, waiver, change or refinancing.

                  (ii) Directly or indirectly, by deposit of monies or otherwise, prepay, purchase, redeem, retire, defease or otherwise acquire, or make any payment on account of any principal of, premium or interest payable in connection with the payment, prepayment, redemption, defeasance or retirement of any BONY Indebtedness; provided, however, that, (A) notwithstanding the provisions of this clause (ii), the Company may make regularly scheduled payments of principal and interest on the BONY Indebtedness in accordance with the terms of the BONY Loan Documents as in effect on the date of this Agreement, provided, further, that, at the election of the Agent which the Agent may and, upon the direction of the Required Lenders, shall make by notice to the Company, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment and (B) the Company may prepay, redeem, defease, retire or otherwise acquire the BONY Indebtedness with the Net Proceeds of any unsecured Indebtedness of the Company permitted by Section 7.02(b)(viii) of this Agreement or any Net Proceeds of the issuance by the Company of its Capital Stock consisting of common equity so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and
(B) both immediately before and after giving effect thereto the Loans and Letter of Credit Obligations do not exceed the Borrowing Base Before Overadvance Amount.

                  (u) License Agreements. Agree to any material amendment or other material change to, or waive any of its material rights under, any License Agreement without the prior written consent of all the Lenders, which consent shall not be unreasonably withheld.

                  (v) Inactive Subsidiaries. Except as provided in Section 6.01(f)(ii), permit any Inactive Subsidiary to own any asset, incur any liabilities or engage in any business.

                                  ARTICLE VIII

                      MANAGEMENT, COLLECTION AND STATUS OF
                    ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

          SECTION 8.01. Management of Collateral. (a) After the occurrence and during the continuance of an Event of Default and subject to the rights of the Factor under the Factoring Agreements and the Assignment of Factoring Proceeds Agreement, the Agent may for the benefit of the Lenders send a notice of assignment and/or notice of the Agent's security interest to any and all Account Debtors or any third party holding or otherwise concerned with any of the Collateral, and thereafter the Agent on behalf of the Lenders shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Borrowers shall not and shall not permit their Subsidiaries, without prior written consent of the Agent, to grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, prior to the occurrence and during the continuance of an Event of Default, (i) in the ordinary course of business or (ii) as permitted by the Factoring Agreements.

                  (b) (i) Subject to the rights of the Factor under the Factoring

Agreements and the Assignment of Factoring Proceeds Agreement, the Borrowers hereby appoint the Agent or its designee on behalf of the Agent as the Borrowers' attorney-in-fact with power, after the occurrence and during the continuance of an Event of Default, to endorse the Borrowers' names upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into its possession, to sign the Borrowers' names on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors, assignments and verifications of Accounts Receivable and notices to Account Debtors, to send verification of Accounts Receivable, to notify the Postal Service authorities to change the address for delivery of mail addressed to the Borrowers to such address as the Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designate shall not be liable for any acts of omission or commission (other than acts or omissions constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), nor for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and any other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.

                  (ii) Subject to the rights of the Factor under the Factoring Agreements and the Assignment of Factoring Proceeds Agreement, the Agent, without notice to or consent of any Borrower or any Guarantor upon the occurrence and during the continuance of an Event of Default (A) may sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts Receivable or any securities, instruments or insurance applicable thereto and/or release the Account Debtor thereon; (B) is authorized and empowered to accept the return of the goods represented by any of the Accounts Receivable, and (C) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any Borrower or any Guarantor any and all checks, drafts, and other instruments for the payment of money relating to the Accounts Receivable. Each Borrower and Guarantor hereby waive notice of presentment, protest and non-payment of any instrument so endorsed, all in a commercially reasonable manner and without discharging or in any way affecting liability hereunder.

                  (c) Nothing herein contained shall be construed to constitute any Borrower or any Guarantor as agent of the Agent or the Lenders for any purpose whatsoever, and the Agent and the Lenders shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts or omissions of the Agent and the Lenders constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent or the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts or omissions of the Agent or the Lenders constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent and the Lenders, by anything herein or in any assignment or otherwise, do not assume any of the Borrowers' or any Guarantor's obligations under any contract or agreement assigned to the Agent and the Agent or the Lenders shall not be responsible in any way for the performance by the Borrowers of any of the terms and conditions thereof.

                  (d) If any of the Accounts Receivable includes a charge for any tax payable to any Governmental Authority, subject to the rights of the Factor under the Factoring Agreement and the Assignment of Factoring Proceeds Agreement, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for any Borrower's or any Guarantor's account and to charge such Borrower or Guarantor therefor. Such Borrower or Guarantor shall notify the Agent if any Accounts Receivable include any taxes due to any such authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Accounts Receivable and shall not be liable for any taxes that may be due from such Borrower or Guarantor by reason of the sale and delivery creating such Accounts Receivable.

          SECTION 8.02. Accounts Receivable Documentation. Subject to the rights of the Factor under the Factoring Agreements and the Assignment of Factoring Proceeds Agreement, each Borrower will at such intervals as the Agent may reasonably require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agent and furnish such further schedules and/or information as the Agent may reasonably require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advises, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, each Borrower shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03 below. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agent and are to be executed and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral. Any Borrower's failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent's Lien in the Collateral. Subject to the provisions of the Factoring Agreements, each Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in such Borrower's industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Factor and the Agent and providing the Factor and the Agent with copy of such re-billing, identifying the same as such. If any Borrower becomes aware of anything materially detrimental to any of the Borrowers' customers' credit, such Borrower will promptly advise the Agent thereof.

          SECTION 8.03. Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Borrower at the time the Collateral becomes subject to the Agent's security interests, each Borrower covenants, represents and warrants: (a) a Borrower shall be the sole owner, free and clear of all Liens except, in the case of Accounts Receivable, the Lien of the Factor, the Lien of the Existing Factors and the Lien in the favor of the Agent for the benefit of the Lenders or except as otherwise permitted hereunder, fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) to the knowledge of the Borrowers, at the time created, each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold by a Borrower or work, labor and/or services theretofore rendered by a Borrower; (c) to the best knowledge of the Borrowers and except as otherwise disclosed to the Factor and the Agent, no Account Receivable is subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto or discounts and allowances as may be customary in the Borrower's business, and, each of such Accounts Receivable will be paid when due; (d) none of the transactions underlying or giving rise to any Accounts Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms;
(e) except as disclosed to the Factor and the Agent, no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by the Borrowers at or before the time such Accounts Receivable is created; (f) all documents and agreements relating to Accounts Receivable shall be true and correct and in all respects what they purport to be; (g) to the best knowledge of the Borrowers, all signatures and endorsements that appear on all documents and agreements relating to Accounts Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) the Borrowers shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agent shall reasonably require; (i) the Borrowers will immediately notify the Agent if any of their Accounts Receivable arise out of contracts with the United States or any department, agency, or instrumentality thereof and, subject to the rights of the Factor under the Factoring Agreement and the Assignment of Factoring Proceeds Agreement, will execute any instruments and take any steps required by the Agent in order that all monies due or to become due under any such contract shall be assigned to the Agent and notice thereof given to the United States Government under the Federal Assignment of Claims Act; (j) the Borrowers will, immediately upon learning thereof, report to the Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, as such term is defined in the Uniform Commercial Code, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Agent as additional Collateral; (l) the Borrowers shall not redate any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of their business and in the industry; (m) the Borrowers shall conduct a physical count of their Inventory at such intervals as the Agent may reasonably request and the Borrowers shall promptly supply the Agent with a copy of such count accompanied by a report of the value (based on the lower of cost (on a FIFO basis) or market value) of such Inventory; provided, however, if no Event of Default shall have occurred and be continuing, the Borrower shall have no obligation to conduct such physical counts of Inventory more than two times per calendar year; and (n) the Borrowers are not and shall not be entitled to pledge the Agent's or the Lenders' credit on any purchases for or any purpose whatsoever.

          SECTION 8.04. Collateral Custodian. Upon the occurrence and during the continuance of an Event of Default, the Agent may at any time and from time to time employ and maintain in the premises of the Borrowers a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's and Lenders' interests. The Borrowers hereby agree to cooperate with any such custodian and to do whatever the Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent, by reason of the employment of the custodian, shall be charged to the Loan Account.

                                   ARTICLE IX

                                    THE AGENT

          SECTION 9.01. Authorization and Action. Each Lender (and each subsequent holder of any Note by its acceptance thereof) hereby irrevocably appoints and authorizes CIT, in its capacity as the Agent, (i) to receive on behalf of each Lender any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and, subject to Section 2.05 of this Agreement and the other provisions of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notice or agreements to the Lenders, and (iii) subject to
Section 12.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans, Letters of Credit and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all holders of Notes; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law. Except as expressly set forth in Section 12.17 of this Agreement, the Administrative Agent shall not have any authority, duties or responsibilities solely by virtue of its status as Administrative Agent.

          SECTION 9.02. Borrower's Default. In the event that (i) any Borrowers fail to pay when due the principal of or interest on any Note or any Reimbursement Obligation or any amount payable hereunder, or (ii) the Agent receives written notice of the occurrence of an Event of Default, the Agent shall promptly give written notice thereof to the Lenders, and shall take such action with respect to such Event of Default as it shall be directed to take by the Required Lenders; provided, however, that, unless and until the Agent shall have received such directions and except as otherwise expressly provided in this Agreement, the Agent may take such action or refrain from taking such action hereunder or under the other Loan Documents with respect to an Event of Default or Default, as it shall deem advisable in the best interest of the Lenders.

          SECTION 9.03. Agent's Reliance, Etc. The Agent or any of its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.09 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or the Borrowing Base or Availability or any certificate prepared by any Borrower in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain the Borrowing Base or Availability or any portion of the Collateral; and (vii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 9.04. CIT. With respect to the Loans made by it and the Notes issued to it and the Letters of Credit, CIT and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "any Lenders" shall, unless otherwise expressly indicated, include CIT in its individual capacity. CIT and its Affiliates may accept deposits from, lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, any Borrower or any Guarantor, any of their Affiliates, or any Person who may do business with or own securities of any Borrower or Guarantor, or any of their Affiliates, all as if CIT were not the Agent and without any duty to account therefor to any Lenders. The Lenders acknowledge and agree that CIT, as factor under the Factoring Agreements, and the L/C Issuer, which may be a Lender or may be an Affiliate of the Agent, may take actions which are not in the interests of, or may have an adverse effect on, the Lenders, or may omit to take actions which would be in the interests of, or would have a favorable effect on, the Lenders, and the Lenders will not assert any claim against the Agent based on actions or omissions by CIT, as factor under the Factoring Agreements, or the L/C Issuer and will not assert any such actions or omissions as a defense or offset to the Lenders' obligations hereunder.

          SECTION 9.05. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

          SECTION 9.06. Indemnification. Each Lender agrees to indemnify and hold harmless (to the extent not reimbursed by any Borrower or any Guarantor) the Agent and the L/C Issuer, ratably according to the Pro Rata Shares of each Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the L/C Issuer in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent or the L/C Issuer under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable to the Agent or the L/C Issuer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements for which there has been a final judicial determination of a court of competent jurisdiction that such resulted from the Agent's or the L/C Issuer's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent and the L/C Issuer promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees, disbursements and other charges) incurred by the Agent and the L/C Issuer in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent or the L/C Issuer is not reimbursed in full for such expenses by the Borrowers. The obligations of each Lender under this Section 9.06 shall survive the termination of this Agreement and the other Loan Documents and the payment of all other obligations of the Agent, the L/C Issuer and the Lenders under this Agreement and the other Loan Documents.

          SECTION 9.07. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation by the Agent, the Required Lenders shall have the right to appoint a successor Agent (in the absence of a continuing Event of Default such successor Agent shall be reasonably acceptable to the Administrative Borrower), with such rights and obligations hereunder as those previously held by the retiring Agent, provided, the successor Agent may be appointed by the Required Lenders without any consultation with or consent of the Administrative Borrower or any other Loan Party if an Event of Default or Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, been accepted by the

Administrative Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

          SECTION 9.08. Collateral Matters.

                  (a) The Agent may from time to time, make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by any Borrower, any Guarantor or other Person of the Loans, Reimbursement Obligations or Letters of Credit and other Obligations or to pay any other amount chargeable to such Borrower or Guarantor pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section
12.05. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Without limitation to its obligations pursuant to Section 9.06, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender the Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Base Rate.

                  (b) The Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by any Borrower or any Guarantor or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 9.08 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender other than for acts or omissions constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                  (c) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Total Commitments and payment and satisfaction of all Loans and Letter of Credit Obligations, (whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of if a Loan Party certifies to the Agent that the sale or disposition is made in compliance with Section 7.02(d)(ii) hereof (and the Agent may rely conclusively on any such certificate, without further inquiry); or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or (except as otherwise provided in Section 12.03 of this Agreement) if approved, authorized or ratified in writing by the Required Lenders. Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Required Lenders, upon request by the Agent at any time, the Lenders shall confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 9.08(c).

                                    ARTICLE X

                                EVENTS OF DEFAULT

          SECTION 10.01. Events of Default. If any of the following Events of Default shall occur and be continuing:

                  (a) Any Loan Party shall fail to pay any principal of or interest on any Loan, any Agent Advance, any Reimbursement Obligation, or any fee or other amount when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

                  (b) Any representation or warranty made by any Loan Party or any officer of such Loan Party under or in connection with any Loan Document shall have been incorrect in any material respect when made;

                  (c) Any Loan Party shall fail to perform or observe any covenant contained in Article VII or Article VIII hereof or Section 5 of the Security Agreements or Section 4(a) or 6 of the Pledge Agreements;

                  (d) Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document to be performed or observed by such Loan Party and such failure, if capable of being remedied, shall remain unremedied for 15 days;

                  (e) Any Loan Party shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by the Loan Documents) in excess of $250,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (f) Any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Loan Party or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally,
(iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

                  (g) Any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Loan Party or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

                  (h) Any material provision of any Loan Document shall at any time for any reason be declared by a court of competent jurisdiction to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority or other regulatory body having jurisdiction over such Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that such Loan Party has any liability or obligation purported to be created under any Loan Document;

                  (i) Any Security Agreement, Pledge Agreement, or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in any Collateral purported to be covered thereby with an aggregate fair market value in excess of $100,000;

                  (j) One or more judgments or orders (other than a judgment or award described in subsections (f) or (g) of this Section 10.01) for the payment of money exceeding any applicable insurance or bond coverage by more than $500,000 in the aggregate for the Loan Parties shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                  (k) Any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, such Loan Party or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $100,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, such Loan Party's or such ERISA Affiliate's annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $100,000;

                  (l) Any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $100,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of
the Internal Revenue Code, the liability is in excess of such amount);

                  (m) A breach, default, event of default shall occur under any Factoring Agreement, if the effect of such breach, default or event of default is to permit the Factor to terminate such Factoring Agreement;

                  (n) A Change of Control shall have occurred; or

                  (p) (i) A breach, default or event of default shall occur under any Material License Agreement if (A) the effect of such breach, default or event of default is to permit the licensor thereunder to terminate such Material License Agreement and (B) the Agent believes in good faith and has notified the Administrative Borrower in writing that such breach, default or event of default is reasonably likely to result in a termination of such Material License Agreement, (ii) any Material License Agreement shall terminate for any reason (other than by expiration of its scheduled term) or (iii) any licensor shall exercise any remedies under any Material License Agreement which exercise of remedies could reasonably be expected to adversely affect the ability of the Borrowers to repay or otherwise perform their Obligations under this Agreement; then, and in any such event, the Agent may and, upon the direction of the Required Lenders, shall by notice to the Company, (i) declare the Total Commitment to be reduced to zero, whereupon the Total Commitment shall forthwith be reduced to zero, (ii) declare all Loans and all Reimbursement Obligations, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all Reimbursement Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, however, that upon the occurrence of any

Event of Default described in subsections (f) or (g) of this Section 10.01, the Loans, all Reimbursement Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by each Loan Party, and (iii) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents.

          SECTION 10.02. Deposit for Letters of Credit. Upon demand by the Agent after the occurrence and during the continuation of any Event of Default, the Borrowers shall deposit with the Agent with respect to each Letter of Credit then outstanding cash in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Agent in a joint non-interest bearing account maintained at the Payment Office of the Agent as security for, and to provide for the payment of, the Letter of Credit Obligations.

                                   ARTICLE XI

                                    GUARANTY

          SECTION 11.01. Guaranty. The Company hereby (i) irrevocably, absolutely and unconditionally guarantees the prompt payment, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of (A) all the Obligations, including, without limitation, all amounts now or hereafter owing in respect of the Loan Documents, whether for principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to a Borrower whether or not a claim for post-filing interest is allowed in such proceeding), fees, expenses, indemnifications or otherwise, and (B) all indebtedness, obligations and other liabilities, direct or indirect, absolute or contingent, now existing or hereafter arising of any Borrower to the Agent, the Lenders, the L/C Issuer or CIT under the Loan Documents and (ii) agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent, the Lenders, the L/C Issuer or CIT in enforcing its rights under this Article XI.

          SECTION 11.02. Obligations Unconditional.

                  (i) The Company hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Lenders, the L/C Issuer or CIT with respect thereto. The Company agrees that its guarantee constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Agent, the Lenders, the L/C Issuer or CIT to any Collateral. The obligations of the Company under this
Article XI are independent of the obligations of the Borrowers under this Agreement and the other Loan Documents and a separate action or actions may be brought and prosecuted against the Company to enforce this Article XI irrespective of whether any action is brought against the Borrowers or whether the Borrowers are joined in any such action. The liability of the Company hereunder shall be absolute and unconditional, irrespective of: (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) any extension or change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations (including, without limitation, any extension for longer than the original period), or any other amendment or waiver of or consent to any departure from any provision of any Loan Document (including the creation or existence of any Obligations in excess of the amounts permitted by any lending formulas contained in this Agreement); (iii) any exchange or release of, or non-perfection of any Lien on, any Collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; or
(iv) the existence of any claim, set-off, defense or other right that the Company may have against any Person, including the Agent or the Lenders; (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower or any other Guarantor in respect of the Obligations of the Company in respect hereof.

                  (ii) This Guaranty (i) is a continuing guaranty and shall remain in full force and effect until such date on which all of the Obligations and all other expenses to be paid by the Company pursuant hereto shall have been satisfied in full after the Total Commitment shall have been terminated, (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent, the Lenders, the L/C Issuer or CIT upon the insolvency, bankruptcy or reorganization of any Borrower or any Guarantor or otherwise, all as though such payment had not been made, and (iii) shall be binding upon the Company, its successors and assigns.

          SECTION 11.03. Waivers. The Company hereby waives, to the extent permitted by applicable law, (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Obligation, (iii) notice of any action taken by the Agent, the Lenders, the L/C Issuer, CIT or any Borrower or any other agreement or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of the Company hereunder, the omission of or delay in which, but for the provisions of this
Section 11.03, might constitute grounds for relieving the Company of its obligations hereunder, (v) any requirement that the Agent, the

Lenders, the L/C Issuer or CIT protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Person or any Collateral, and (vi) any other defenses available to the Borrowers or the Company. All such waivers by the Company shall be effective only to the extent permitted by applicable law.

          SECTION 11.04. Subrogation. Until such time as the Obligations shall have been paid in full and the Total Commitment is terminated, the Company hereby irrevocably agrees that it will not exercise any and all rights which it has or may have at any time or from time to time (whether arising directly or indirectly by operation of law or contract) to assert any claim against any Borrower or any other Guarantor on account of any payments made under this Agreement, including, without limitation, all existing and future rights of subrogation, reimbursement, exoneration, contribution and/or indemnity. If any amount shall be paid to the Company on account of such rights at any time when all of such Obligations and all other Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Agent or the Lenders, shall be segregated from the other funds of the Company and shall forthwith be paid over to the Agent to be applied in whole or in part by the Agent against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

          SECTION 11.05. No Waiver; Remedies. No failure on the part of the Agent, the Lenders, the L/C Issuer or CIT to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedy provided by law.

          SECTION 11.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower in respect of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Agent, Lenders, the L/C Issuer or CIT.

                                   ARTICLE XII

                                  MISCELLANEOUS

          SECTION 12.01. Termination. (a) Except as otherwise permitted herein, the Administrative Borrower may terminate the Total Commitment and this Agreement only by giving the Agent not less than sixty (60) days prior written notice of termination. Notwithstanding the foregoing, the Agent may terminate the Total Commitment and this Agreement immediately by notice to the Administrative Borrower upon the occurrence and during the continuance of an Event of Default, provided, however, that if the Event of Default is an event listed in Sections 10.01(f) or (g) of this Agreement, the Agent may regard the Total Commitment and the Agreement as terminated and notice to that effect is not required. The Total Commitment and this Agreement, unless terminated as herein provided, shall automatically continue to the next Termination Anniversary Date. All Obligations shall become due and payable as of the date of any termination under this Section 12.01 and, pending a final accounting, the Agent may withhold any balances in the Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent. All of the Agent's and the Lenders' rights and Liens and security interests shall continue after any termination until all Obligations for the payment of money have been paid in cash and satisfied in full and all Letters of Credit have been canceled and returned to the L/C Issuer or cash collateralized to the reasonable satisfaction of the Agent. After such payment and satisfaction, the Agent and the Lenders will, upon the reasonable request of the Administrative Borrower, execute all documents necessary to release, without recourse, representation and warranty and at the expense of the Borrowers, its Liens granted pursuant to the terms of this Agreement and the other Loan Documents.

                  (b) Any Lender may elect not to renew its Commitment by giving the Agent and the Administrative Borrower written notice of its intention to not renew its Commitment not less than 60 days prior to a Termination Anniversary Date. The Agent agrees to use reasonable efforts to notify the Lenders of each Termination Anniversary Date, provided that the failure of the Agent to notify a Lender of a Termination Anniversary Date shall not in any way limit or alter the obligations of such Lender under this Agreement. If such Lender gives notice of its intention not to renew its Commitment as provided in this paragraph (b) and does not assign its rights, interests and obligations under this Agreement pursuant to Section 12.09 hereof, then the Commitment of such Lender shall be terminated as of such Termination Anniversary Date. The Borrowers hereby, jointly and severally, agree to pay to the Agent on such Termination Anniversary Date, for the account of such non-renewing Lender, the principal amount of, and all accrued interest on, such Lender's Pro Rata Share of all funded Loans and Reimbursement Obligations, together with any amounts payable to such Lender pursuant to Section 12.17 and any fees or other amounts owing to such Lender under this Agreement and such Lender's Note. If the Agent makes any Loan or Agent Advance or assists a Borrower in opening or establishing any Letter of Credit, during the period between a Lender giving notice of its intention to not renew its Commitment and such Termination Anniversary Date, the obligations of such non-renewing Lender pursuant to Sections 2.05, 3.01, 3.02, 4.02 and 9.08 of this Agreement shall be irrevocable, absolute and unconditional with respect to such Loan, Agent

Advance or Letter of Credit. Notwithstanding such termination and repayment, the non-renewing Lender shall remain obligated to the Agent under Sections 3.02 and 3.03(b) for its Pro Rata Share (calculated immediately prior to the Termination Anniversary Date on which such termination became effective) of the aggregate maximum amount available for drawing under all outstanding Letters of Credit on such Termination Anniversary Date (the "Retained Obligations") until all Retained Obligations have been paid in full and the Letters of Credit giving rise to such Retained Obligations have been canceled and returned to the L/C Issuer. After the effective date of any such termination and repayment pursuant to this Section 12.01(b), for purposes of Sections 3.02 and 3.03(b) of this Agreement such non-renewing Lender's Pro Rata Share shall be a fraction (expressed as a percentage) the numerator of which shall be the Retained Obligations and the denominator of which shall be the aggregate amount of all unpaid Loans, Agent Advances and Letter of Credit Obligations.

          SECTION 12.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied or delivered, if to any Lender, at its address specified under its signature on the signature pages hereof; if to any Borrower or the Company, at the following address:

                  Aris Industries, Inc.
                  475 Fifth Avenue
                  New York, New York  10017

                  Attention:  Arnold Simon and David Fidlon

                  Telephone:   (212) 686-5050
                  Telecopier:   (212) 685-8281

         with a copy to:

                  Shapiro Forman & Allen LLP
                  380 Madison Avenue
                  New York, New York  10017

                  Attention:  Robert W. Forman, Esq.

                  Telephone:  (212) 972-4900
                  Telecopier:  (212) 551-1275
         and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022

                  Attention:  Mark N. Kaplan, Esq.

                  Telephone:  (212) 735-3000
                  Telecopier:  (212) 735-2000

         if to the Agent, to it at the following address:

                  The CIT Group/Commercial Services, Inc.
                  1211 Avenue of the Americas
                  New York, New York  10036
                  Attention:  Kenneth H. Wendler

                  Telephone:   (212) 382-7253
                  Telecopier:   (212) 382-9036

         with a copy to

                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, New York  10022
                  Attention:  Frederic L. Ragucci, Esq.

                  Telephone:   (212) 756-2000
                  Telecopier:   (212) 593-5955


or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.02. All such notices and other communications shall be effective (i) if mailed (by certified mail, postage prepaid and return receipt requested), upon receipt or three Business Days after mailing whichever occurs first, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day,
(iii) if sent by overnight courier, upon receipt or two Business Days after delivered to such overnight courier, whichever occurs first or (iv) if delivered, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day, except that notices to the Agent or the L/C Issuer pursuant to Articles II and III hereof shall not be effective until received by the Agent or the L/C Issuer, as the case may be.

          SECTION 12.03. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by such Loan Party and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, (iv) amend the definition of "Required Lenders", (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or any of the Guarantors (other than inactive Guarantors), (vi) amend, modify or waive Section 12.01 or this Section
12.03 of this Agreement, or (vii) amend the definition of "Eligible Inventory", "Eligible Receivables", "Overadvance Amount", "Borrowing Base", "Borrowing Base Before Overadvance Amount" or "Availability" if the effect of such amendment is to increase the amount of the Availability, in each case without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent or CIT with respect to the Letter of Credit Guaranty (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

          SECTION 12.04. No Waiver; Remedies, Etc. No failure on the part of the L/C Issuer, any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the L/C Issuer, the Lenders and the Agent provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders, the L/C Issuer and the Agent under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders, the L/C Issuer and the Agent to exercise any of their rights under any other Loan Document against such party or against any other Person.

          SECTION 12.05. Expenses; Taxes; Attorneys' Fees. The Borrowers agree to jointly and severally pay or cause to be paid, on demand, and to save the Agent (and, in the case of clauses (c) through (m) below, the Lenders) harmless against liability for the payment of, all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for the Agent (and, in the case of clauses (c) through (m) below, the Lenders), accounting, due diligence, periodic field audits, investigation, searches and filings, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Agent (and, in the case of clauses (c) through (m) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agent's and the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against the Borrowers or the other Loan Parties, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document,
(h) any attempt to enforce any Lien on any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrowers or any other Loan Party, (j) the receipt of any advice with respect to any of the foregoing, (k) all liabilities and reasonable costs arising from or in connection with the past, present or future operations of the Loan Parties involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any reasonable costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Loan Parties, or (m) any liabilities or reasonable costs incurred in connection with any Lien arising under any Environmental Law. Without limitation of the foregoing or any other provision of any Loan Document, if the Borrowers or any Loan Party fail to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

          SECTION 12.06. The Administrative Borrower as Agent for Borrowers. Each Borrower hereby irrevocably appoints ECI as the Administrative Borrower, agent and attorney-in-fact for the Borrowers which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by both of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower to provide the Agent with all notices and to take all action as the Administrative Borrower deems appropriate with respect to all Letters of Credit and Letter of Credit Applications under this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth in this Agreement, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agent, the L/C Issuer nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent, the L/C Issuer and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by either of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agent, the Lenders and the L/C Issuer relying on any instructions of the Administrative Borrower, or
(c) any other action taken by the Agent, the L/C Issuer or any Lender hereunder or under the other Loan Documents.

          SECTION 12.07. Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Borrower or Guarantor (any such notice being expressly waived by the Borrowers and Guarantors) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or Guarantor against any and all joint and several obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Such set-off shall be subject to the provisions of Section 4.03. Such Lender agrees to notify the Administrative Borrower promptly after any such set-off and application made by such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent under this Section 12.07 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          SECTION 12.08. Severability. Any provision of this Agreement, or of any other Loan Document to which any Borrower or any Guarantor is a party, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 12.09. Assignments and Participations.

                  (a) Each Lender may, with the written consent of the Agent, and in the absence of an Event of Default, with the written consent of the Administrative Borrower, which consents will not be unreasonably withheld or delayed, assign to one or more other lenders or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans made by it, the Notes held by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that (1) such assignment is in an amount which is at least $10,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment), (2) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (3) such assignee shall enter into an agreement among Lenders, in form and substance satisfactory to the Agent and each Lender, and (4) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any Note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $3,500. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any such assignment shall not adversely affect the Borrowers' rights under this Agreement except that the assigning Lender shall not be responsible for the obligations assigned.

                  (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto that: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement of any other instrument or document furnished pursuant hereto, and (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or any of their Subsidiaries or the performance or observance by such Borrower or such Guarantor or any of their Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto.

                  (c) The Agent shall maintain at its address referred to in
Section 12.02 hereof a copy of each Assignment and Acceptance delivered to and accepted by it. Such copies shall be available for inspection by any Borrower or any Guarantor or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee Lender, together with the Notes subject to such assignment and the processing and recordation fee, if the Agent consents, which consent will not be unreasonably withheld, to the proposed Assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit H hereto, (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Administrative Borrower. Within three Business Days after its receipt of such notice, any Borrower or any Guarantor, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such assignee Lender in an aggregate principal amount equal to the Loans and Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Loans and Revolving Credit Commitment hereunder, a new Note to the order of the assigning Lender in an aggregate principal amount equal to the Loans and Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the date of the Agent's acceptance of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto. Promptly after each such Assignment and Acceptance becomes effective, the Agent shall prepare and distribute to each Lender and the Borrowers a revised Schedule 1.01A hereto after giving effect to such assignment, which revised Schedule 1.01A shall replace the prior Schedule 1.01A and become part of this Agreement.

                  (e) Each Lender shall not sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans made by it and the Notes held by it and the Letter of Credit Obligations).

                  (f) Nothing contained in this Section 12.09 shall prohibit (i) any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) any Lender from selling participations in its rights and obligations under this Agreement to any Affiliate of such Lender, provided that such Lender shall remain obligated for all of its obligations under this Agreement and shall retain all voting rights under this Agreement.

          SECTION 12.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          SECTION 12.11. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          SECTION 12.12. Governing Law. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York without regard to conflicts of law principles. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company and each Borrower hereby irrevocably accept in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and each Borrower further irrevocably consent to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Administrative Borrower or the Company at its address for notices contained in Section 12.02, such service to become effective ten
(10) days after such mailing. Each Borrower and the Company hereby irrevocably appoint the Secretary of State of the State of New York as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrowers and/or the Company in any other jurisdiction. The Company and each Borrower hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that the Company or any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

          SECTION 12.13. WAIVER OF JURY TRIAL, ETC.  THE COMPANY AND EACH
                         -------------------------
BORROWER, THE LENDERS AND THE AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE COMPANY AND EACH BORROWER CERTIFY THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE COMPANY AND EACH BORROWER HEREBY ACKNOWLEDGE THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

          SECTION 12.14. Consent by the Agent, Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Agent, or the Lenders shall be permitted or required pursuant to any provision of this Agreement or any provision of any other Loan Document, such Action shall be required to be in writing and may be withheld or denied by the Agent, or any Lender, as the case may be, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

          SECTION 12.15. No Party Deemed Drafter. The Company, each of the Borrowers, the Lenders and the Agent agrees that no party hereto shall be deemed to be the drafter of this Agreement, and each of the Borrowers, the Company, the Lenders and the Agent further agrees that, in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.

          SECTION 12.16. Reinstatement; Certain Payments. If claim is ever made upon the Agent, the Lenders or the L/C Issuer for repayment or recovery of any amount or amounts received by the Agent, the Lenders or the L/C Issuer in payment or on account of any of the Obligations under this Agreement, the Agent, the Lenders or the L/C Issuer shall give prompt notice of such claim to each other Lender and the L/C Issuer, the Administrative Borrower, and if the Agent, the Lenders or the L/C Issuer repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent, the Lenders or the L/C Issuer or any of their property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent with any such claimant, then and in such event the Company and each Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon the Company and the Borrowers notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent, the Lenders or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent, the Lenders or the L/C Issuer.

          SECTION 12.17 Indemnification. In addition to all of the Company's or any Borrowers' other Obligations under this Agreement, each of the Company and the Borrowers agree to, jointly and severally, defend, protect, indemnify and hold harmless the Agent, the Administrative Agent, the L/C Issuer, each Lender, and all of the respective officers, directors, employees, attorneys, consultants and agents of the Agent, the Administrative Agent, the L/C Issuer and each Lender (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Lender's furnishing of funds to the Borrowers or the L/C Issuer's issuing Letters of Credit for the account of the Borrowers under this Agreement, including, without limitation, the apportionment, allocation, disposition or management of any such Loans or the Reimbursement Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Company and the Borrowers shall have no obligation to any Indemnitee hereunder for any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.17 may be unenforceable because it is violative of any law or public policy, the Company and the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

          SECTION 12.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, the Borrowers, the Agent, the Administrative Agent and the Lenders and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived by the Agent, and thereafter shall be binding upon and inure to the benefit of the Company, each Borrower, the Agent and each Lender, and their respective successors and assigns, except that the Company and the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of all the Lenders, and the assignment by any Lender shall be governed by Section 12.09 hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                             ARIS INDUSTRIES, INC.


                                             By:  _________________________
                                             Title: _______________________


                                             EUROPE CRAFT IMPORTS, INC.


                                             By:  _________________________
                                             Title: _______________________


                                             ECI SPORTSWEAR, INC.


                                             By:  _________________________
                                             Title: _______________________


                                             STETSON CLOTHING COMPANY, INC.


                                             By:  _________________________
                                             Title: _______________________


                                             AGENT AND LENDER

                                             THE CIT GROUP/COMMERCIAL
                                                  SERVICES, INC.


                                             By:  _________________________
                                             Title: _______________________

                                     LENDERS


                                             ISRAEL DISCOUNT BANK OF NEW YORK


                                             By:  _________________________
                                             Title: _______________________


                                             By:  _________________________
                                             Title: _______________________

                               FINANCING AGREEMENT

                          Dated as of February 26, 1999

                                  by and among

                             ARIS INDUSTRIES, INC.,

                           EUROPE CRAFT IMPORTS, INC.,

                              ECI SPORTSWEAR, INC.,

                         STETSON CLOTHING COMPANY, INC.,

                           THE FINANCIAL INSTITUTIONS
                         FROM TIME TO TIME PARTY HERETO,

                                       and

                    THE CIT GROUP/COMMERCIAL SERVICES, INC.,
                                    as Agent

                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I         DEFINITIONS; CERTAIN TERMS                                   1
        SECTION 1.01.Definitions                                               1
        SECTION 1.02.Accounting and Other Terms                               20
        SECTION 1.03.Time References                                          20

ARTICLE II        THE LOANS                                                   20
        SECTION 2.01.Commitments                                              20
        SECTION 2.02.Loans                                                    20
        SECTION 2.03.Making the Loans                                         20
        SECTION 2.04.Notes; Repayment of Loans                                21
        SECTION 2.05.Funding and Settlement Procedures                        21
        SECTION 2.06.Interest                                                 23
        SECTION 2.07.Reduction of Commitment; Prepayment of Loans             24
        SECTION 2.08.Fees                                                     26
        SECTION 2.09.Eurodollar Rate Not Determinable; Illegality or
                     Impropriety                                              27
        SECTION 2.10.Indemnity                                                28
        SECTION 2.11.Continuation and Conversion of Loans                     29
        SECTION 2.12.Taxes                                                    29
        SECTION 2.13.Joint and Several Liability of the Borrowers             32

ARTICLE III       LETTERS OF CREDIT                                           33
        SECTION 3.01.Letter of Credit Guaranty                                33
        SECTION 3.02.Participations                                           36
        SECTION 3.03.Letters of Credit                                        38

ARTICLE IV        FEES, PAYMENTS AND OTHER COMPENSATION                       39
        SECTION 4.01.Audit and Collateral Monitoring Fees                     39
        SECTION 4.02.Payments; Computations and Statements                    39
        SECTION 4.03.Sharing of Payments, Etc.                                40
        SECTION 4.04.Apportionment of Payments                                41
        SECTION 4.05.Increased Costs and Reduced Return                       41
        SECTION 4.06     Calculation of Borrowing Base                        43

ARTICLE V         CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT
                      ISSUANCE AND LENDING                                    43
        SECTION 5.01.Conditions Precedent to Effectiveness                    43
        SECTION 5.02.Conditions Precedent to Loans and Letters of Credit      48

ARTICLE VI        REPRESENTATIONS AND WARRANTIES                              49
        SECTION 6.01.Representations and Warranties                           49


                                       (1)

ARTICLE VII       COVENANTS OF THE BORROWER                                   55
        SECTION 7.01.Affirmative Covenants                                    55
        SECTION 7.02.Negative Covenants                                       64

ARTICLE VIII      MANAGEMENT, COLLECTION AND STATUS OF
                      ACCOUNTS RECEIVABLE AND OTHER COLLATERAL                73
        SECTION 8.01.Management of Collateral                                 73
        SECTION 8.02.Accounts Receivable Documentation                        74
        SECTION 8.03.Status of Accounts Receivable and Other Collateral       75
        SECTION 8.04.Collateral Custodian                                     76

ARTICLE IX        THE AGENT                                                   76
        SECTION 9.01.Authorization and Action                                 76
        SECTION 9.02.Borrower's Default                                       77
        SECTION 9.03.Agent's Reliance, Etc.                                   77
        SECTION 9.04.CIT.                                                     78
        SECTION 9.05.Lender Credit Decision                                   78
        SECTION 9.06.Indemnification                                          78
        SECTION 9.07.Successor Agent                                          79
        SECTION 9.08.Collateral Matters                                       79

ARTICLE X         EVENTS OF DEFAULT                                           81
        SECTION 10.01.Events of Default                                       81
        SECTION 10.02.Deposit for Letters of Credit                           83

ARTICLE XI        GUARANTY                                                    84
        SECTION 11.01.Guaranty                                                84
        SECTION 11.02.Obligations Unconditional                               84
        SECTION 11.03.Waivers                                                 85
        SECTION 11.04.Subrogation                                             85
        SECTION 11.05.No Waiver; Remedies                                     85
        SECTION 11.06.Stay of Acceleration                                    86

ARTICLE XII       MISCELLANEOUS                                               86
        SECTION 12.01.Termination                                             86
        SECTION 12.02.Notices, Etc.                                           87
        SECTION 12.03.Amendments, Etc.                                        88
        SECTION 12.04.No Waiver; Remedies, Etc.                               89
        SECTION 12.05.Expenses; Taxes; Attorneys' Fees                        89
        SECTION 12.06.The Administrative Borrower as Agent for Borrowers      90
        SECTION 12.07.Right of Set Off                                        91
        SECTION 12.08.Severability                                            91
        SECTION 12.09.Assignments and Participations                          91
        SECTION 12.10.Counterparts                                            93
        SECTION 12.11.Headings                                                93


                                      (2)

        SECTION 12.12.Governing Law                                           93
        SECTION 12.13.WAIVER OF JURY TRIAL, ETC.                              94
        SECTION 12.14.Consent by the Agent, Lenders                           94
        SECTION 12.15.No Party Deemed Drafter                                 94
        SECTION 12.16.Reinstatement; Certain Payments                         95
        SECTION 12.17Indemnification                                          95
        SECTION 12.18.Binding Effect                                          96



SCHEDULE 1.01A                      Lenders and Lenders' Commitments
SCHEDULE 1.01B                      Fiscal Year, Fiscal Month and Fiscal Quarter
SCHEDULE 1.01C                      License Agreements
SCHEDULE 1.01D                      Inventory to be Liquidated
SCHEDULE 3.03(b)(ii)                L/C Charges
SCHEDULE 3.03(c)                    Existing Letters of Credit
SCHEDULE 6.01(e)                    Inventory Locations
SCHEDULE 6.01(f)                    Subsidiaries
SCHEDULE 6.01(g)                    Litigation
SCHEDULE 6.01(j)                    ERISA
SCHEDULE 6.01(k)                    Tax Matters
SCHEDULE 6.01(s)                    Operating Lease Obligations
SCHEDULE 6.01(v)                    Insurance
SCHEDULE 6.01(y)                    Tradenames
SCHEDULE 6.01(aa)                   Material Contracts
SCHEDULE 6.01(cc)                   Bank Accounts
SCHEDULE 7.02(a)(ii)                Liens
SCHEDULE 7.02(b)(ii)                Indebtedness
SCHEDULE 7.02(c)(iii)               Guaranties
SCHEDULE 7.02(f)(ii)                Investments
SCHEDULE 7.02(g)                    Capitalized Lease Obligations
SCHEDULE 7.02(m)                    Transactions with Affiliates

EXHIBIT A                           Form of Revolving Credit Note
EXHIBIT B-1                         Form of Subsidiary Guaranty
EXHIBIT B-2                         Form of Borrower Guaranty
EXHIBIT C-1                         Form of Borrower Security Agreement
EXHIBIT C-2                         Form of Guarantor Security Agreement
EXHIBIT D                           Form of Borrower Pledge Agreement
EXHIBIT E                           Form of Letter of Credit Application
EXHIBIT F                           Form of Counsel Opinion
EXHIBIT G                           Intentionally Omitted
EXHIBIT H                           Form of Assignment and Acceptance
EXHIBIT I                           Form of Notice of Borrowing


                                      (3)

EXHIBIT J                           Form of Borrowing Base Certificate
EXHIBIT K                           Form of Intercompany Note


(4)

                                 Schedule 1.01A


                        Lenders and Lenders' Commitments



                                              Revolving
                 Lender                   Credit Commitment       Percentage
             The CIT Group/                  $55,000,000           84.6154%
        Commercial Services, Inc.
    Israel Discount Bank of New York         $10,000,000           15.3846%
                                             -----------           --------
                                             $65,000,000           100%

                                 Schedule 1.01B




                                   Fiscal Year




                                  Fiscal Month




                                 Fiscal Quarter